Exhibit 10.8
                                $125,000,000
                         REVOLVING CREDIT AGREEMENT

                                   between

                           CACI International Inc,
                                 as Borrower

                                     and

                            The Lenders From Time
                           To Time a Party Hereto,
                                  as Lenders

                                     with


                              NationsBank, N.A.,
                                   as Agent



                          Dated as of June 19, 1998

                                    TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS
     Section 1.1   Definitions
     Section 1.2   Accounting Terms
     Section 1.3   Time Period Computations

ARTICLE II GENERAL PROVISIONS OF REVOLVING CREDIT FACILITY
     Section 2.1   The Revolving Loans
     Section 2.2   Revolving Loan Borrowing Procedures
     Section 2.3   Standby Letters of Credit
     Section 2.4   Swing Line Loan Subfacility

ARTICLE III INTEREST, FEES AND REPAYMENT
     Section 3.1   Interest on the Revolving Loans
     Section 3.2   Regulatory Changes
     Section 3.3   Interest after Due Date
     Section 3.4   Payment and Computations
     Section 3.5   Payment at Maturity
     Section 3.6   Prepayments; Certain Early Repayments
     Section 3.7   Unused Portion Fee, Administrative Fee, L/C Fee
                     and Fronting Fee
     Section 3.8   LIBOR Conversion
     Section 3.9   Breakage, etc.

ARTICLE IV CONDITIONS PRECEDENT
     Section 4.1   Conditions Precedent to Effective Date
     Section 4.2   Further Conditions Precedent to Loans and Standby Letters
                     of Credit

ARTICLE V REPRESENTATIONS
     Section 5.1   Existence, Power and Authority
     Section 5.2   Authorization; Enforceable Obligations
     Section 5.3   No Legal Bar
     Section 5.4   Consents
     Section 5.5   Litigation
     Section 5.6   No Default
     Section 5.7   Financial Condition
     Section 5.8   Use of Proceeds
     Section 5.9   Borrower Not an Investment Company
     Section 5.10  Taxes
     Section 5.11  Environmental Matters
     Section 5.12  Subsidiaries
     Section 5.13  Year 2000 Compliance

ARTICLE VI COVENANTS
     Section 6.1   Affirmative Covenants
     Section 6.2   Negative Covenants

ARTICLE VII EVENTS OF DEFAULT
     Section 7.1   Events of Default

ARTICLE VIII THE AGENT
     Section 8.1   Appointment of Agent
     Section 8.2   Nature of Duties; Non-Reliance on Agent and other Lenders
     Section 8.3   Rights, Exculpation, Etc.
     Section 8.4   Reliance; Notice of Default
     Section 8.5   Indemnification
     Section 8.6   The Agent Individually
     Section 8.7   Successor Agent; Resignation of Agent
     Section 8.8   Certain Matters Requiring the Consent of all Lenders
     Section 8.9   Defaulting Lenders Vote Not Counted

ARTICLE IX MISCELLANEOUS
     Section 9.1   Amendments and Waivers; Cumulative Remedies
     Section 9.2   Survival of Representations and Warranties
     Section 9.3   Supervening Illegality
     Section 9.4   No Reduction in Payments
     Section 9.5   Stamp Taxes
     Section 9.6   Notices
     Section 9.7   Governing Law
     Section 9.8   Successors and Assigns; Participations; Assignments
     Section 9.9   Affirmative Rate of Interest Permitted by Law
     Section 9.10  Costs and Expenses; Indemnification
     Section 9.11  Set-Off; Suspension of Payment and Performance
     Section 9.12  Judicial Proceedings; Waiver of Jury Trial
     Section 9.13  Integration
     Section 9.14  Further Acts and Assurances
     Section 9.15  No Fiduciary Relationship
     Section 9.16  Severability
     Section 9.17  Counterparts
     Section 9.18  Headings, Bold Type and Table of Contents


Schedule I         Lender Commitments
Schedule 5.5       Litigation
Schedule 5.6       Defaults
Schedule 5.12      Foreign Subsidiaries
Exhibit A          Notarial Deed
Exhibit B          Pledge Agreement
Exhibit C          Form of Revolving Note
Exhibit D          Subsidiary Guarantee
Exhibit E          Form of Swing Line Note
Exhibit F          Form of Backlog Report

                                REVOLVING CREDIT AGREEMENT

     THIS REVOLVING CREDIT AGREEMENT, dated as of June 19, 1998 as amended, modified, or otherwise supplemented from time to time (this "Agreement"), is between (i) CACI INTERNATIONAL INC, a Delaware corporation (the "Borrower"),
(ii) THE LENDERS FROM TIME TO TIME A PARTY TO THIS AGREEMENT (each, a"Lender" and, collectively, the "Lenders") and (iii) NATIONSBANK, N.A., a national banking association and in its separate capacity as agent for the Lenders hereunder (in such capacity, the "Agent").


                            W I T N E S S E T H:
                            - - - - - - - - - -

     WHEREAS, the Borrower has requested the Lenders to make available to the Borrower a revolving line of credit for loans and letters of credit up to an aggregate of $125,000,000 for the purpose of financing stock or asset acquisitions and the general working capital requirements of the Borrower and its subsidiaries (the "Permitted Uses"), in each case upon the terms and conditions set forth herein;
     WHEREAS, as collateral security for the obligations of the Borrower under this Agreement, and to induce the Lenders and the Agent to enter into this Agreement, (i) the Borrower and the Agent are, contemporaneously with the execution and delivery hereof, entering into the Notarial Deed, pursuant to which the Borrower has pledged to the Agent a first priority security interest in the CACI Limited Shares and (ii) CACI N.V. and the Agent are, contemporaneously with the execution and delivery hereof, entering into, the Pledge Agreement, pursuant to which CACI N.V. has pledged to the Agent the CACI Limited Shares;
     WHEREAS, to induce the Lenders and the Agent to enter into this Agreement, the Agent, on behalf of itself and the Lenders, and the Guarantors are entering into the Subsidiary Guarantee;
     WHEREAS, the Lenders are willing to make the loans and issue the letters of credit to the Borrower, and the Agent is willing to act as "Agent", upon the terms and subject to the conditions and provisions set forth herein; and
     NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein contained, the Borrower, the Lenders and the Agent hereby agree as follows:
                                  ARTICLE I
                      DEFINITIONS AND ACCOUNTING TERMS
Section 1.1 DEFINITIONS. As used in this Agreement, and unless the context requires a different meaning, the following terms shall have the meanings indicated (such meanings to be, when appropriate, equally applicable to both the singular and plural forms of the terms defined):
     "ABR" means, for any day, the greater of (x) the Bank Prime Rate as in effect on such day and (y) the Federal Funds Rate as in effect on such day plus one-half of 1%.
     "ABR Period" means any 30-day period in respect of which interest accrues on the Revolving Loans bearing interest at the ABR.
     "Accumulated Funding Deficiency" has the meaning ascribed to that term in ERISA Section 302.
     "Acquisition Consideration" has the meaning specified in Section 6.2(e)(i) of this Agreement.
     "Administrative Fee " has the meaning specified in Section 3.7(b) of this Agreement.
     "Administrative Fee Letter" shall have the meaning specified in Section 3.7(b) hereof, and shall include any amendment, modification or supplement thereof.
     "Affected Advance" has the meaning specified in Section 3.8(d) of this Agreement.
     "Affiliate" means, with respect to a Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" or "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to vote 10% or more of the securities having voting power for the election of directors of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.
     "Agent" has the meaning specified in the preamble of this Agreement and shall include any successor Agent appointed pursuant to Section 8.7 hereof.
     "Agent Lending Office" or "Lending Office of the Agent" means the Agent's offices at NationsBank, N.A., Corporate Credit Services, care of Angela Berry, NC1-001-15-04, 100 North Tryon Street, Charlotte, North Carolina 28255-0001, or such other office in the United States of America of Agent as it may from time to time designate to the Borrower or the Lenders by written notice.
     "Agreement" shall have the meaning specified in the preamble hereof. "Applicable L/C Margin" means, for any period, in the event the Funded
Debt to EBITDA ratio calculated pursuant to Section 6.1(e) hereof is (a) less than or equal to 1.00 to 1.00, then 0.375%, (b) greater than 1.00 to 1.00 but less than or equal to 1.50 to 1.00, then 0.50%, (c) greater than 1.50 to 1.00 but less than 2.00 to 1.00, then 0.625%, (d) greater than 2.00 to 1.00 but less than 2.50 to 1.00, then 0.75%, and (e) greater than 2.50 to 1.00, then 1.0%.
     "Applicable LIBOR Rate" means, for any period, in the event the Funded Debt to EBITDA ratio calculated pursuant to Section 6.1(e) hereof is (a) less than or equal to 1.00 to 1.00, LIBOR plus 0.375%, (b) greater than 1.00 to
1.00 but less than or equal to 1.50 to 1.00, LIBOR plus 0.50%, (c) greater than 1.50 to 1.00 but less than 2.00 to 1.00, LIBOR plus 0.625%, (d) greater than 2.00 to 1.00 but less than 2.50 to 1.00, LIBOR plus 0.75%, and (e) greater than 2.50 to 1.00, LIBOR plus 1.0%.
     "Applicable Swing Line Rate" means, for any period, in the event the Funded Debt to EBITDA ratio calculated pursuant to Section 6.1(e) hereof is
(a) less than or equal to 1.00 to 1.00, LIBOR (based on a LIBOR Period of 30 days) plus 0.55%, (b) greater than 1.00 to 1.00 but less than or equal to 1.50 to 1.00, LIBOR (based on a LIBOR Period of 30 days) plus 0.65%, (c) greater than 1.50 to 1.00 but less than or equal to 2.00 to 1.00, LIBOR (based on a LIBOR Period of 30 days) plus 0.75%, (d) greater than 2.00 to 1.00 but less than or equal to 2.50 to 1.00, LIBOR (based on a LIBOR Period of 30 days) plus 0.85%, and (e) greater than 2.50 to 1.00, LIBOR (based on a LIBOR Period of 30 days) plus 1.05%.
     "Authorized Officer" means any of the Chief Executive Officer, Chief Financial Officer or Treasurer of any Person which is a corporation, partnership, or other business organization.
     "Bank Prime Rate" means, for any period, a fluctuating interest rate per annum equal to the rate of interest publicly announced by the Agent as its prime rate in effect from time to time (which rate may not be the lowest rate of interest charged by the Agent to commercial borrowers).
     "Bankruptcy Code" shall mean Title 11 of the United States Code or any similar or successor federal law for the relief of debtors, as the same may be amended from time to time.
     "Benefit Plan" means any employee benefit plan (including a Multiemployer Benefit Plan), the funding requirements of which (under ERISA Section 302 or
Section 412 of the Code) are, or at any time within six years immediately preceding the time in question were, in whole or in part, the responsibility of the Borrower or an ERISA Affiliate.
     "Borrower" has the meaning specified in the preamble of this Agreement. "Borrower Account" means the bank account of the Borrower maintained with the Agent for general purposes and assigned the account number designated by the Agent in writing to the Borrower.
     "Borrowing Notice" has the meaning specified in Section 2.2(a) of this Agreement.
     "Breakage Period" has the meaning specified in Section 3.9 of this Agreement.
     "Business Day" means any day on which commercial banks are open for business (and not required or authorized by law to close) in Fairfax County, Virginia, and Charlotte, North Carolina.
     "CACI Limited" shall mean CACI Limited, a United Kingdom corporation and, except as otherwise permitted by the proviso contained in Section 6.1(q) hereof, an indirect, wholly-owned subsidiary of the Borrower.
     "CACI Limited Shares" means the issued and outstanding shares of capital stock of CACI Limited pledged by CACI N.V. to the Agent under the Pledge Agreement.
     "CACI N.V." shall mean CACI N.V., a corporation organized under the laws of The Netherlands and, except as otherwise permitted by the proviso contained in Section 6.1(q) hereof, an indirect, wholly-owned subsidiary of the Borrower.
     "CACI N.V. Shares" means the issued and outstanding shares of capital stock of CACI N.V. pledged by the Borrower to the Agent under the Notarial Deed.
     "Capital Expenditures" shall mean all expenditures classified as capital expenditures in accordance with GAAP.
     "Capital Lease" of any Person shall mean any lease of any property (whether real, personal or mixed) by such Person (as lessee or guarantor or other surety) which would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on a balance sheet of such Person.
     "Cash Equivalents" shall mean securities or other instruments of the type described in (A) clauses (i) and (ii) of the definition of Permitted Investment provided such obligations have a maturity of not more than twelve
(12) months from the date purchased, (B) clause (iii) of the definition of Permitted Investment provided such instruments have a maturity of not more than 270 days from the date purchased, and (C) clause (v) of the definition of Permitted Investment provided such commercial paper has a maturity of not greater than six (6) months from the date purchased.
     "Cash Flow" shall mean, for any period of determination, the sum of a Person's earnings before interest, taxes, depreciation, amortization, lease and rental expenses less Capital Expenditures, as determined in accordance with GAAP.
     "Change in Control" means one or more of the following events:
          (a) if any Person (including a person as defined in Section 3(a)(9), Section 13(d) or Section 14(d) of the Exchange Act) is or becomes the owner or beneficial owner, directly or indirectly, of securities of the Borrower representing fifty percent (50%) or more of the combined voting power of the Borrower's then outstanding securities (the term "beneficial owner" as used herein shall include but not be limited to any person with the attributes or interests described in Rule 13d-3 (as now in effect or as amended) promulgated under the Exchange Act); or
          (b) (i) the shareholders of the Borrower approve one or more mergers, consolidations or combinations of the Borrower with any other corporations or entities which, if consummated prior to the Maturity Date, would result in (A) the voting securities of the Borrower outstanding the day following the Effective Date (together with any voting securities issued by the Borrower permitted under Section 6.2(c) herein) representing less than 50% of the combined voting power of the voting securities of the Borrower or such surviving entity immediately after consummation of any such merger, consolidation or combination, or (B) after giving effect to such merger, consolidation or combination, a change in the person holding the Office of Chief Executive Officer, President, Chief Operating Officer or Chief Financial Officer of the Borrower relative to the person holding such respective office immediately prior to giving effect to such merger, consolidation or combination, or (ii) the shareholders of the Borrower approve a plan of liquidation of the Borrower or an agreement for the sale, disposition or transfer by the Borrower of all or substantially all the assets of the Borrower and its Consolidated Subsidiaries.
     "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any successor Federal statute.
     "Commitment" shall mean, with respect to each Lender's commitment to make Revolving Loans and to issue (or participate in the issuance of) Standby Letters of Credit, the aggregate Dollar amount set forth on Schedule I hereto opposite such Lender's name under the heading "Commitment" or assigned to it in accordance with Section 9.8(c), as such amount may be reduced or otherwise adjusted from time to time in accordance with the provisions of this Agreement.
     "Consolidated Cash Flow" means, as computed at any time and from time to time, the sum of the Borrower's and its Subsidiaries' earnings before interest, taxes, depreciation, amortization, lease and rental expenses less Capital Expenditures, as determined in accordance with GAAP.
     "Consolidated Fixed Charges" means, as computed at any time and from time to time, the sum of the Borrower's and its Subsidiaries' cash interest paid, lease and rental expenses, dividends paid, declared or accumulated on any class of capital stock and payments of principal due (during the period as to which such computation relates) under any Indebtedness, as determined in accordance with GAAP.
     "Consolidated Net Income" shall mean, for any period, the consolidated net income of the Borrower and its Subsidiaries for any period, as determined in accordance with GAAP.
     "Consolidated Net Worth" means, as computed at any time and from time to time, the excess of Consolidated Total Assets over Consolidated Total Liabilities.
     "Consolidated Subsidiary" means with respect to any Person, at any time, any Subsidiary or other Person the accounts of which would be consolidated with those of such first Person in its consolidated financial statements as of such time.
     "Consolidated Total Assets" means all assets of the Borrower and its Subsidiaries, computed at any time and from time to time on a consolidated basis, which would be classified, in accordance with GAAP, as total assets of a corporation conducting a business the same as, or similar in nature to, the business conducted by the Borrower and its Subsidiaries.
     "Consolidated Total Liabilities" means all liabilities of the Borrower and its Subsidiaries, computed at any time and from time to time on a consolidated basis, which would be classified, in accordance with GAAP, as total liabilities of a corporation conducting a business the same as, or similar in nature to, the business conducted by the Borrower and its Subsidiaries.
     "Credit Agreement Related Claim" means any claim (whether civil, criminal or administrative and whether sounding in tort, contract or otherwise) in any way arising out of, related to, or connected with, this Agreement or any other Loan Document or the relationships established hereunder or thereunder.
     "Default Rate" means the rate of interest applicable under Section 3.3 of this Agreement from time to time.
     "Dollars", "U.S.$" and the sign "$" mean such coin or currency of the United States of America as at the time shall constitute legal tender for the payment of public and private debts.
     "Domestic Subsidiary" shall mean any Subsidiary that is created under the laws of any State of the United States of America or the District of Columbia.
     "Drawing" has the meaning specified in Section 2.3(e) of this Agreement. "EBITDA" means, as at the end of any Fiscal Quarter, all of the
Borrower's and its Subsidiaries' earnings before interest, taxes, depreciation and amortization for such fiscal quarter and the immediately preceding three fiscal quarters, as determined in accordance with GAAP. For the avoidance of doubt, EBITDA shall be computed based on a rolling four quarter basis.
     "Effective Date" has the meaning specified in Section 4.1 of this Agreement.
     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.
     "ERISA Affiliate" means any Person, including a Subsidiary or other Affiliate, that is a member of any group of organizations within the meaning of Code Sections 414(b), (c), (m) or (o) of which Borrower is a member.
     "Event of Default" has the meaning specified in Section 7.1 of this Agreement.
     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and any successor Federal statute.
     "Facility Amount" shall mean $125,000,000.00.
     "Federal Funds Rate" means, for any day, the rate per annum (rounded upward to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (x) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day and (y) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Agent on such day on such transactions as determined by the Agent Lender.
     "Fee Payment Date" means (x) in the case of the Unused Portion Fee, the first Business Day following the end of any Fiscal Quarter (or part thereof), and (y) in the case of the Administrative Fee and the Fronting Fee, the first Business Day following each annual anniversary of the Effective Date.
     "Fiscal Quarter" means the quarter, during any Fiscal Year, ending March 31, June 30, September 30 and December 31.
     "Fiscal Year" has the meaning specified in Section 6.1(a) of this Agreement.
     "Fixed Charge Coverage Ratio" means the ratio of Consolidated Cash Flow to Consolidated Fixed Charges.
     "Foreign Subsidiary" shall mean any Subsidiary that is not created or organized under the laws of any State of the United States of America or the District of Columbia.
     "Form 8-K" means Form 8-K of the Exchange Act.
     "Form 10-K" means Form 10-K of the Exchange Act.
     "Form 10-Q" means Form 10-Q of the Exchange Act.
     "Fronting Fee" shall have the meaning specified in Section 2.3(b) hereof. "Funded Debt" means, as of any date of determination, the sum of all
Indebtedness.
     "Funding Date" shall mean the date on which any loan shall be made by a Lender to the Borrower hereunder.
     "GAAP" has the meaning specified in Section 1.2 of this Agreement. "Governmental Body" means (i) the United States of America or any State thereof or any department, agency, commission, board, bureau or instrumentality of the United States of America or any State thereof, and (ii) any quasi-governmental body, agency or authority (including any central bank) exercising regulatory authority over the Lender pursuant to applicable law in respect of the transactions contemplated by this Agreement.
     "Guarantors" means those Subsidiaries who have executed the Subsidiary Guarantee on the Effective Date, or who may thereafter become a party to the Subsidiary Guarantee in accordance with the provisions hereof.
     "Indebtedness" means all (i) indebtedness, obligations and liabilities now existing or hereafter arising for money borrowed by the Borrower or any Subsidiary thereof, whether or not evidenced by a note, indenture or other agreement (including, without limitation, the Revolving Notes, the Swing Line Note and the Subsidiary Guarantee), (ii) reimbursement or indemnification obligations in respect of any letter of credit issued for the account of the Borrower or any Subsidiary thereof, (iii) reimbursement or indemnification obligations in respect of any guarantee issued by or on behalf of the Borrower or any Subsidiary thereof, (iv) obligations of the Borrower or any Subsidiary thereof as lessee under any Capital Lease, (v) all amounts owing by the Borrower or any Subsidiary thereof under purchase money mortgages or other purchase money liens or conditional sales or other title retention agreements and (vi) all indebtedness secured by purchase money mortgages, liens, security interests, conditional sales or other title retention agreements upon property owned by the Borrower or any Subsidiary thereof (whether or not the Borrower or Subsidiary has assumed or become liable for the payment of such indebtedness).
     "Indemnified Person" has the meaning specified in Section 9.10(b) of this Agreement.
     "Initial Fiscal Quarter" has the meaning specified in Section 6.1(e). "Interest Payment Date" means (x) in the case of Revolving Loans bearing interest at the ABR, the last Business Day of the calendar month (or part thereof) in which interest accrues on such Revolving Loans, (y) in the case of LIBOR Loans, the expiration of the LIBOR Period in respect of such LIBOR Loans, and (z) in the case of any Swing Line Loans, on the last Business Day of the Swing Line Period in respect of such Swing Line Loans.
     "Interest Period" means any 30-day period in respect of which interest accrues on the Revolving Loans bearing interest at the ABR.
     "Issuing Lender" shall mean, initially, the Agent and, thereafter, such other Lender as from time to time shall agree to act as the issuer of the Standby Letters of Credit by notice to the Lenders, the Agent and the Borrower.
     "L/C Fee" has the meaning specified in Section 2.3(b) of this Agreement. "L/C Fee Payment Date" means the first Business Day of the calendar month following each Fiscal Quarter.
     "Lender" or "Lenders" have the meanings specified in the preamble of this Agreement.
     "Lender Availability" shall mean, as of any date of determination and with respect to each Lender, the amount determined by deducting (x) the amount of such Lender's Pro Rata Share of the Total Outstanding Amount from (y) the amount of such Lender's Pro Rata Share of the Revolving Loan Commitment.
     "LIBOR" means, with respect to any LIBOR Period, (x) the per annum interest rate (rounded upward to the nearest 1/100th of 1%) determined on the basis of the offered rates for Dollar deposits for a term comparable to such LIBOR Period and in an amount substantially equal to the outstanding amount of the Revolving Loans in respect of which such determination is made which appear on the Telerate Screen Page 3750 as of 11:00 a.m. (London time) on the day that is two LIBOR Business Days prior to the first day of such LIBOR Period, divided by (y) a number equal to 1.00 minus the LIBOR Reserve Rate.
     "LIBOR Business Day" means any day on which commercial banks are open for international business (including dealings in Dollar deposits) in London or such other Euro-dollar interbank market as may be selected by the Lender in its sole discretion.
     "LIBOR Conversion" has the meaning specified in Section 3.8 of this Agreement.
     "LIBOR Conversion Notice" has the meaning specified in Section 3.8 of this Agreement.
     "LIBOR Loans" means the Revolving Loans which bear interest at the Applicable LIBOR Rate.
     "LIBOR Period" means the one month, two month, three month or six month interest period selected by the Borrower pursuant to any LIBOR Conversion Notice.
     "LIBOR Reserve Rate" means, for any day with respect to a LIBOR Loan, the maximum rate (expressed as a decimal) at which a Lender would be required to maintain reserves under Regulation D of the Board of Governors of the Federal Reserve System, as amended from time to time (or any successor or similar regulations relating to such reserve requirements), against "Eurocurrency liabilities" (as that term is used in Regulation D), if such liabilities were outstanding. The LIBOR Reserve Rate shall be adjusted automatically on and as of the effective date of any change in the LIBOR Reserve Rate.
     "Lien" of any Person shall mean any mortgage, deed of trust, lien, pledge, adverse interest in property, charge, security interest or other encumbrance in or on, or any interest or title of any vendor, lessor, Lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease with respect to, any property or asset owned or held by such Person, or the signing or filing of any security agreement with respect to any of the foregoing authorizing any other party as the secured party thereunder to file any financing statement.
     "Loan" shall mean any Revolving Loan (whether bearing interest at the ABR or Applicable LIBOR Rate) or Swing Line Loan, and "Loans" shall mean, collectively, all Revolving Loans (whether bearing interest at the ABR or Applicable LIBOR Rate) and Swing Line Loans.
     "Loan Documents" means this Agreement, the Revolving Notes, the Swing Line Note, the Subsidiary Guarantee, the Notarial Deed, the Pledge Agreement and the Administrative Fee Letter.
     "Mandatory Borrowing" shall have the meaning specified in Section 2.4(e) hereof.
     "Maturity Date" means June 19, 2003.
     "Multiemployer Plan" means any "multiemployer plan" as defined in ERISA
Section 4001(a)(3) to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding three plan years made or accrued an obligation to make contributions.
     "NationsBanc Montgomery Securities LLC" means that certain affiliate of Agent which is a party to the Administrative Fee Letter.
     "Notarial Deed" means that certain notarial deed of pledge of shares, dated on or about the date of the initial Loan made hereunder, by and among the Borrower, the Agent and CACI N.V., and notarized by a civil law notary officiating in Amsterdam, pursuant to which the Borrower pledged to the Agent, on behalf of the Lenders, the CACI N.V. Shares, substantially in the form of Exhibit A hereto, as the same may be amended, modified or otherwise supplemented from time to time.
     "Note" means each of the Revolving Notes and the Swing Line Note. "Obligations" shall mean all now existing or hereafter arising indebtedness, obligations, liabilities and covenants of the Borrower to the Lenders or the Agent, their respective Affiliates or permitted successors and assigns or any other Indemnified Person, in each case arising under or evidenced by this Agreement or any other Loan Document, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due.
     "Optional Prepayment" means the optional prepayment of Revolving Loans pursuant to Section 3.6(b) hereof or the optional prepayment of Swing Line Loans pursuant to Section 2.4(f) hereof, as the context shall require.
     "Permitted Investment" means each of (i) direct obligations of the United States of America, and agencies thereof; (ii) obligations fully guaranteed by the United States of America; (iii) certificates of deposit issued by, or bankers' acceptance of, or time deposits with, any bank, trust company or national banking association incorporated or doing business under the laws of the United States of America or one of the states thereof having combined capital and surplus and retained earnings of at least $100,000,000; (iv) bearer note deposits with, or certificates of deposit issued by, or promissory notes of, any subsidiary incorporated under the laws of Canada (or any province thereof) of any bank, trust company or national banking association described in clause (iii) or (vi); (v) commercial paper of companies having a rating assigned to such commercial paper by Standard & Poor's Corporation or Moody's Investors Service, Inc. (or, if neither such organization shall rate such commercial paper at any time, by any nationally recognized rating organization in the United States of America) of A-1 or P-1, respectively;
(vi) U.S. dollar-denominated time deposits with any Canadian bank having a combined capital and surplus and retained earnings of at least $100,000,000, having a rating of A, its equivalent or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation (or, if neither such organization shall rate such institution at any time, by any nationally recognized rating organization in the United States of America); (vii) Canadian Treasury Bills fully hedged to U.S. dollars; (viii) bonds or other debt instruments of any company, if such bonds or other debt instruments, at the time of their purchase, are rated AAA or Aaa, respectively, by Standard & Poor's Corporation or Moody's Investors Service, Inc. (or, if neither such organization shall rate such obligations at such time, by any nationally recognized rating organization in the United States of America); (ix) if such investment is to be made by the Borrower or any Subsidiary thereof not organized or created under the laws of any State of the United States of America or the District of Columbia or any territory of the United States of America, each of (A) direct obligations of the countries of France, The Federal Republic of Germany, the United Kingdom, The Netherlands or Switzerland (each, an "E.C. State") and agencies thereof, (B) obligations fully guaranteed by any E.C. State; (C) certificates of deposit issued by, or bankers' acceptance of, or time deposits with, any bank, trust company or national banking association incorporated or doing business under the laws of any E.C. State having combined capital and surplus retained earnings of the local currency counter value of at least $100,000,000 having a rating of A, its equivalent or higher by Standard & Poor's Corporation or Moody's Investors Service, Inc. (or, if neither such organization shall rate such institution at any time, by any nationally recognized rating organization in the relevant E.C. State); (D) commercial paper of companies having a rating assigned to such commercial paper by Standard & Poor's Corporation or Moody's Investors Service, Inc. (or, if neither such organization shall rate such commercial paper at any time, by any nationally recognized rating organization in the relevant E.C. State) equal to A-1 or P-1, respectively; (E) bonds or other debt instruments of any company, if such bonds or other debt instruments, at the time of their purchase, are rated A-1 or P-1, respectively, by Standard & Poor's Corporation or Moody's Investors Service, Inc., (or, if neither such organization shall rate such obligations at such time, by any nationally recognized rating organization in the relevant E.C. State); or (x) any investment provided the aggregate amount of all such investments shall not exceed $4,000,000.00.
     "Permitted Uses" shall have the meaning specified in the first Whereas clause hereof.
     "Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.
     "Pledge Agreement" means that certain Pledge Agreement, dated as of June 19, 1998, between the Agent and CACI N.V., substantially in the form of Exhibit B hereto, as the same may be amended, modified or supplemented from time to time.
     "Pledgor" shall mean each of the Borrower and CACI N.V.
     "Potential Change In Control" means one or more of the following events:
     (a) the Borrower enters into an agreement, the consummation of which would result in the occurrence of a Change In Control; or
     (b) the Board of Directors of the Borrower adopts a resolution, the effect of which would result in the occurrence of a Change in Control.
     "Potential Event of Default" means an event, condition or circumstance which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.
     "Prepayment Date" has the meaning specified in the first sentence of
Section 9.3 of this Agreement.
     "Prohibited Transaction" shall have the meaning ascribed to such term in ERISA.
     "Pro Rata Share" shall mean, as of any date of determination and with respect to any Lender, a fraction (expressed as a percentage), the numerator of which shall be the amount of such Lender's Commitment and the denominator of which shall be the aggregate amount of Commitments of all Lenders, as such Commitments may be reduced or otherwise adjusted from time to time in accordance with the provisions of this Agreement; provided, however, that if all of the Commitments are terminated or reduced to zero hereunder, the Pro Rata Share shall mean, as of any date of determination and with respect to any Lender, a fraction (expressed as a percentage), the numerator of which shall be the sum of the aggregate amount of such Lender's Revolving Loans then outstanding plus the aggregate amount of such Lender's participation in any outstanding Standby Letter of Credit and the denominator of which shall be the sum of the aggregate amount of all Revolving Loans then outstanding plus all Standby Letters of Credit then outstanding.
     "Regulatory Change" means any applicable law, interpretation, directive, request or guideline (whether or not having the force of law), or any change therein or in the administration or enforcement thereof, that becomes effective or is implemented or first required or expected to be complied with after the date hereof, whether the same is (i) the result of an enactment by a government or any agency or political subdivision thereof, a determination of a court or regulatory authority, or otherwise or (ii) enacted, adopted, issued or proposed before or after the date hereof, including any such that imposes, increases or modifies any tax, reserve requirement, insurance charge, special deposit requirement, assessment or capital adequacy requirement, but excluding any such that imposes, increases or modifies any income or franchise tax imposed upon any Lender by any jurisdiction (or any political subdivision thereof) in which any Lender or any office is located.
     "Reportable Event" means any event or condition described in ERISA
Section 4043(b), other than an event or condition with respect to which the 30-day notice requirement has been waived.
     "Required Lenders" shall mean, except as otherwise provided in Section 8.9(i) hereof, as of any date of determination, such Lenders whose Pro Rata Shares of the Revolving Loan Commitment, in the aggregate, are greater than sixty-six and two-thirds percent (66 2/3%); provided, however, that for so long as only two financial institutions constitute Lenders hereunder (it being understood that, solely for the purposes of determining the number of financial institutions constituting Lenders under this proviso, each financial institution, together with its Affiliates, shall constitute a single Lender), Required Lenders shall mean, except as otherwise provided in Section 8.9(i) hereof, as of any date of determination, such Lenders whose Pro Rata Shares of the Revolving Loan Commitment, in the aggregate, constitute one hundred percent (100%).
     "Revolving Loan" has the meaning specified in Section 2.1 of this Agreement.
     "Revolving Loan Commitment" shall mean the commitment of the Lenders to make Revolving Loans and issue (or participate in the issuance of) Standby Letters of Credit in an aggregate amount of up to the Facility Amount, as such amount may be reduced or otherwise adjusted from time to time in accordance with the provisions of this Agreement.
     "Revolving Note" means any promissory note issued to a Lender by the Borrower pursuant to this Agreement, substantially in the form (appropriately completed) of Exhibit C to this Agreement, as the same may be amended, modified or supplemented from time to time, and any other promissory note issued in exchange or substitution thereof, and "Revolving Notes" means, collectively, all such promissory notes so issued.
     "SEC" means the Securities and Exchange Commission or any similar Federal agency.
     "Securities Act" means the Securities Act of 1933, as amended, and any successor Federal statute.
     "Stamp Taxes" has the meaning specified in Section 9.5 of this Agreement. "Standby Letter of Credit" has the meaning specified in Section 2.3 of this Agreement.
     "Subsidiary" shall mean any corporation, limited liability company, partnership, trust or other entity a majority of the capital stock (or equivalent ownership or controlling interest) of which at the time outstanding, having ordinary voting power for the election of directors (or equivalent controlling interest or person), is owned by Borrower directly or indirectly, and "Subsidiaries" means, collectively, all such entities.
     "Subsidiary Guarantee" means the Subsidiary Guarantee, dated as of June 19, 1998, substantially in the form of Exhibit D hereto, between the Guarantors and the Agent, as the same may be amended, modified or supplemented from time to time.
     "Swing Line Lender" shall have the meaning specified in Section 2.4(a) hereof.
     "Swing Line Borrowing Notice" shall have the meaning specified in Section 2.4(c) hereof.
     "Swing Line Loan" shall have the meaning specified in Section 2.4(a) hereof.
     "Swing Line Note" means the promissory note issued by the Borrower to NationsBank, N.A. pursuant to this Agreement in respect of the Swing Line Loans, substantially in the form (appropriately completed) of Exhibit E to this Agreement, as the same may be amended, modified or supplemented from time to time, and any other promissory note issued in exchange or substitution therefor.
     "Swing Line Period" shall have the meaning specified in Section 2.4(c) hereof.
     "Swing Line Subfacility" shall have the meaning specified in Section 2.4(a) hereof.
     "Target" has the meaning specified in Section 6.2(e) of this Agreement. "Termination Event" means, with respect to any Benefit Plan, (i) any
Reportable Event with respect to such Benefit Plan, (ii) the termination of such Benefit Plan, or the filing of a notice of intent to terminate such Benefit Plan, or the treatment of any amendment to such Benefit Plan as a termination under ERISA Section 4041(c), (iii) the institution of proceedings to terminate such Benefit Plan under ERISA Section 4042 or (iv) the appointment of a trustee to administer such Benefit Plan under ERISA Section 4042.
     "Total Outstanding Amount" has the meaning specified in Section 2.1(a) of this Agreement.
     "U.K. Debt" has the meaning specified in Section 4.1(iii) of this Agreement.
     "Unused Portion Fee" has the meaning specified in Section 3.7(a) of this Agreement.
     "Year 2000 Compliant" has the meaning specified in Section 5.13 of this Agreement.
     "Year 2000 Problem" has the meaning specified in Section 5.13 of this Agreement.

Section 1.2 ACCOUNTING TERMS. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles ("GAAP") consistently applied in the United States.
Section 1.3 TIME PERIOD COMPUTATIONS. In the computation of a period of time specified in this Agreement from a specified date to a subsequent date, the word "from" means "from and including" and the words "to" and "until" mean "to but excluding".

                                 ARTICLE II

               GENERAL PROVISIONS OF REVOLVING CREDIT FACILITY

Section 2.1   THE REVOLVING LOANS.

     (a) REVOLVING LOAN BORROWINGS. Subject to the terms and conditions of this Agreement, each Lender severally and not jointly agrees to make revolving loans (each individually, a "Revolving Loan" and, collectively, the "Revolving Loans") to the Borrower, at any time and from time to time on and after the Effective Date until one Business Day prior to the Maturity Date in an amount which shall not exceed such Lender's Pro Rata Share of the Revolving Loan Commitment; provided, however, that (i) the sum of the aggregate outstanding amount of all Revolving Loans plus the aggregate outstanding amount of all Swing Line Loans plus the aggregate outstanding amount of all Standby Letters of Credit (such sum, the "Total Outstanding Amount") shall at no time exceed the Facility Amount, and (ii) the aggregate outstanding amount of all Revolving Loans made by each individual Lender pursuant to this Section 2.1 plus the aggregate outstanding amount of all Standby Letters of Credit made by the Issuing Lender and deemed made by each other Lender pursuant to Section
2.3 hereof shall at no time exceed such Lender's Pro Rata Share of the Revolving Loan Commitment. Within the limits and subject to the terms and conditions set forth in this Agreement, the Borrower may borrow pursuant to this Section 2.1 and Section 2.2 hereof, may prepay pursuant to Section 3.6(b), and reborrow under this Section 2.1 hereof.

     (b) THE REVOLVING NOTES; MATURITY. The Revolving Loans made by each Lender pursuant hereto shall be evidenced by a separate Revolving Note. Each Revolving Note shall be issued on or before the Effective Date and shall bear interest for the period from the initial Funding Date thereof until paid in full on the unpaid principal amount thereof at the rate specified in Section
3.1 of this Agreement.   Each Lender is hereby authorized to record in the
books and records of such Lender (without making any notation in such Lender's Revolving Note or any schedule thereto) the amount and Funding Date of each Revolving Loan made by such Lender, and the amount and date of each payment or prepayment of any Revolving Loan. No failure to so record nor any error in so recording shall affect the obligations of the Borrower to repay the actual outstanding principal amount of the Revolving Loans, with interest thereon, as provided in this Agreement. The aggregate principal amount of the Revolving Loans shall be payable on the Maturity Date, unless sooner accelerated pursuant to the terms of this Agreement.

Section 2.2    REVOLVING LOAN BORROWING PROCEDURES.

     (a) NOTICE OF REVOLVING BORROWING. Whenever the Borrower desires to borrow Revolving Loans under Section 2.1 hereof, the Borrower shall deliver to the Agent irrevocable written notice (each such notice, a "Borrowing Notice"), no later than 10:00 A.M. (Eastern time) on the Funding Date on a Revolving Loan bearing interest at the ABR (it being understood that the Borrower may request Revolving Loans to bear interest initially at the Applicable LIBOR Rate provided the Borrower complies with all of the provisions of Section 3.8(a) (with such modifications thereof as shall be necessary to reflect that an initial loan, rather than the conversion of an outstanding loan, is being requested, including the delivery to the Agent of a Borrowing Notice no later than 10:00 a.m. at least three (3) LIBOR Business Days prior to the first day of the LIBOR Period as to which such initial loan relates) and, to the extent applicable but without duplication, this Section 2.2(a)) specifying (i) that the Borrower wishes to effect Revolving Loans, (ii) the amount of the Revolving Loans thereby requested (which shall not be less than $500,000 and shall be in multiples of $100,000), (iii) the requested Funding Date of such Revolving Loans, which date shall be a Business Day, and (iv) whether the requested Revolving Loans will bear interest at the ABR or Applicable LIBOR Rate. Each Borrowing Notice shall be accompanied by the officer's certificate contemplated by Section 4.2(vi) hereof. In lieu of delivering the above-described Borrowing Notice, and only with the consent of the Agent in its sole discretion at such time, the Borrower may give the Agent telephonic notice of any such proposed borrowing by the time required under this Section 2.2(a); provided that, in the event the Agent so consents, such notice shall be confirmed in writing by delivery to the Agent promptly (but in no event later than 12:00 noon (Eastern time) on the Funding Date of the requested Revolving Loans) of a Borrowing Notice (it being understood that any such telephonic notice shall be irrevocable). Notwithstanding anything contained herein to the contrary, if on any Interest Payment Date the credit balance in the Borrower Account is insufficient to permit the debit contemplated by the second sentence of Section 3.4(a) of this Agreement, the Agent, without any notice or other authorization being required, shall (and is hereby irrevocably instructed by the Borrower to) effect Revolving Loans in an amount sufficient to permit such debit to be implemented or, if the amount of such debit is greater than the aggregate Lender Availability, in the amount of such unused portion.

     (b) MAKING OF REVOLVING LOANS. Promptly after receipt of a Borrowing Notice under clause (a) of this Section 2.2 (or telephonic notice if the Agent so consents thereto), the Agent shall notify each Lender by telecopy or telex or other customary form of teletransmission of the requested borrowing. Each Lender shall make the amount of its Revolving Loan available to the Agent in Dollars and in immediately available funds, not later than 3:00 P.M. (Eastern time) on the Funding Date specified in the Borrowing Notice. After the Agent's receipt of the proceeds of such Revolving Loans from the Lenders, the Agent shall (unless it shall have learned that any of the conditions precedent set forth in Section 4.2 hereof have not been satisfied) make the proceeds of such Revolving Loans available to the Borrower on such Funding Date and shall disburse such funds in Dollars to the Borrower in immediately available funds by crediting the Borrower Account.

     (c) FAILURE TO FUND BY LENDER. Unless the Agent shall have been notified by any Lender prior to 12:00 P.M. (Eastern time) on any Funding Date in respect of Revolving Loans requested under a Borrowing Notice that such Lender does not intend to make available to the Agent such Lender's Revolving Loan on such Funding Date, the Agent may assume that such Lender has made such amount available to the Agent on such Funding Date and the Agent in its sole discretion may, but shall not be obligated to, make available to the Borrower a corresponding amount on such Funding Date. If such corresponding amount is not in fact made available to the Agent by such Lender on or prior to 3:00 P.M. (Eastern time) on a Funding Date, such Lender agrees to pay and the Borrower agrees to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is paid or repaid to the Agent, at (i) in the case of such Lender, the Federal Funds Rate, and
(ii) in the case of the Borrower, the ABR. If such Lender shall pay to the Agent such corresponding amount, such amount so paid shall constitute such Lender's Revolving Loan, and if both such Lender and the Borrower shall have paid and repaid, respectively, such corresponding amount, the Agent shall promptly pay over to the Borrower such corresponding amount in same day funds, but the Borrower shall remain obligated for all interest thereon. Nothing contained in this Section 2.2(b) shall be deemed to relieve any Lender of its obligation hereunder to make its Revolving Loan on any Funding Date.

Section 2.3    STANDBY LETTERS OF CREDIT.

     (a) GENERALLY. Subject to and in accordance with the terms and conditions set forth herein, the Borrower may request the Issuing Lender, from time to time during the period commencing on the Effective Date and ending 10 Business Days prior to the Maturity Date, to issue, and subject to the terms hereof the Issuing Lender shall issue, for the account of the Borrower and on behalf of itself or any Subsidiary, one or more standby letters of credit (each, a "Standby Letter of Credit") pursuant to the Issuing Lender's customary letter of credit application. The aggregate outstanding amount at any time and from time to time of all Standby Letters of Credit shall not exceed $15,000,000. The Issuing Lender shall have no obligation to issue any Standby Letter of Credit if, after giving effect to the issuance thereof, the Total Outstanding Amount shall then exceed the Facility Amount (it being understood that the Issuing Lender shall, upon request of the Borrower, issue a Standby Letter of Credit in an amount that would, after giving effect to the issuance thereof, not cause the Facility Amount to be exceeded).

     (b) STANDBY LETTER OF CREDIT FEES; MATURITY. The Borrower shall, among other things, pay to the Issuing Lender for the benefit of the Lenders, pro rata, on each L/C Fee Payment Date, in arrears, a fee (the AL/C Fee") per annum (calculated on the basis of a 360 day year and the actual number of days elapsed), computed by multiplying the Applicable L/C Margin for the Fiscal Quarter immediately preceding the applicable L/C Fee Payment Date by the daily average of the aggregate of all Standby Letters of Credit outstanding during such Fiscal Quarter. Any change in the Applicable L/C Margin resulting from a change in the ratio of Funded Debt to EBITDA calculated pursuant to Section 6.1(e) hereof shall be effective five (5) Business Days after receipt of Borrower's financial statements reflecting such ratio; provided, however, that if such financial statements are not delivered when due, then the highest Applicable L/C Margin shall apply. In addition to the L/C Fee, the Borrower shall pay to the Issuing Lender, for its own account, an annual fronting fee (the "Fronting Fee"). The Fronting Fee shall be payable not later than the Fee Payment Date and shall be equal to 0.125% per annum (calculated on the basis of a 360 days year and the actual number of days elapsed) of the daily average of the aggregate of all Standby Letters of Credit outstanding during the period as to which such Fronting Fee shall have accrued.

           All Standby Letters of Credit issued by the Issuing Lender as contemplated by this Section 2.3 shall expire no later than the Maturity
Date. Notwithstanding that the Issuing Lender shall have no obligation to issue any Standby Letter of Credit the expiration date of which shall extend beyond the Maturity Date, if the expiration date of any Standby Letter of Credit shall in fact extend beyond the Maturity Date, then on the last Business Day immediately preceding the Maturity Date, there shall be deemed to have been made Revolving Loans in the outstanding amount of all Standby Letters of Credit the expiration date of which shall occur after the Maturity Date, the proceeds of which the Issuing Lender shall deposit in a collateral account at the Issuing Lender or an Affiliate thereof in order to collateralize such Standby Letters of Credit, which collateral account shall bear interest for the account of the Borrower based upon investment of the funds as agreed between the Issuing Lender and the Borrower.

     (c) STANDBY LETTER OF CREDIT REQUEST PROCEDURE. Whenever the Borrower desires that a Standby Letter of Credit be issued on its behalf, the Borrower shall give the Issuing Lender (with copies to be sent to the Agent and each other Lender) at least five (5) Business Days' prior written notice therefor. The execution and delivery of each request for a Standby Letter of Credit shall be deemed to be a representation and warranty by the Borrower that such Standby Letter of Credit may be issued in accordance with, and will not violate the requirements of, this Section 2.3. Unless the Issuing Lender has received notice from the Agent or any Lender before it issues the respective Standby Letter of Credit that one or more of the conditions specified in
Section 4.2 are not then satisfied, or that the issuance of such Standby Letter of Credit would violate this Section 2.3, then the Issuing Lender may issue the requested Standby Letter of Credit for the account of the Borrower in accordance with the terms of this Agreement and, with respect to any matters not specifically covered by this Agreement, in accordance with the Issuing Lender's usual and customary practices as in effect from time to time.

     (d)   LETTER OF CREDIT PARTICIPATIONS.

           (i) Immediately upon the issuance by the Issuing Lender of any Standby Letter of Credit, the Issuing Lender shall be deemed to have sold and transferred to each Lender (other than the Issuing Lender), and each such Lender shall be deemed irrevocably and unconditionally to have purchased and received from the Issuing Lender, without recourse or warranty, an undivided interest and participation, in proportion to such Lender's Pro Rata Share, in such Standby Letter of Credit, each drawing made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any collateral therefor. Upon any change in a Lender's Pro Rata Share of the Revolving Loan Commitment, it is hereby agreed that with respect to all outstanding Standby Letters of Credit, there shall be an automatic adjustment to the participations pursuant to this Section 2.3(d) to reflect the new Pro Rata Share of the Revolving Loan Commitment of the assigning and assignee Lenders.

           (ii) In determining whether to pay under any Standby Letter of Credit, the Issuing Lender shall have no obligation relative to the Lenders other than to confirm that any documents required to be delivered under such Standby Letter of Credit appear to have been delivered and that they appear to comply on their face with the requirements of such Standby Letter of Credit. Any action taken or omitted to be taken by the Issuing Lender under or in connection with any Standby Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for the Issuing Lender any resulting liability to any Lender.

           (iii) Upon the request of any Lender, the Issuing Lender shall furnish to such Lender copies of any Standby Letter of Credit to which the Issuing Lender is party and such other documentation relating to such Standby Letter of Credit as may reasonably be requested by such Lender.

           (iv) As between the Borrower on the one hand and the Issuing Lender and the Lenders on the other hand, the Borrower assumes all risks of the acts and omissions of, or misuse of the Standby Letters of Credit by the respective beneficiaries of such Standby Letters of Credit. Without limiting the generality of the foregoing, neither the Issuing Lender nor any other Lender shall be responsible (except in the case of its gross negligence or willful misconduct) for the following:

                 (A) the form, validity, sufficiency, accuracy, genuineness or legal effect of any documents submitted by any party in connection with the application for and issuance of or any drawing under such Standby Letters of Credit, even if it should in fact prove to be in any respects invalid, insufficient, inaccurate, fraudulent or forged;

                 (B) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Standby Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason;

                 (C) failure of the beneficiary of any such Standby Letter of Credit to comply fully with conditions required in order to draw upon such Standby Letter of Credit, other than material conditions or instructions that expressly appear in such Standby Letter of Credit;

                 (D) errors, omissions, interruptions or delays in the transmission or delivery of any messages by mail, cable, telegraph, telecopier, telex or otherwise, whether or not they are encoded;

                 (E)   errors in interpretation of technical terms;

                 (F) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Standby Letter of Credit or the proceeds thereof;

                 (G) the misapplication by the beneficiary of any such Standby Letter of Credit of the proceeds of any drawing of any such Standby Letter of Credit; or

                 (H) any consequences arising from causes beyond the control of the Issuing Lender, including without limitation any acts of governments.

           (v) The obligations of the Lenders to make payments to the Agent for the account of the Issuing Lender with respect to Standby Letters of Credit shall be irrevocable and not subject to any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

                 (A) any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

                 (B) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against a beneficiary named in a Standby Letter of Credit, any transferee of any Standby Letter of Credit (or any Person for whom any such transferee may be acting), the Agent, the Issuing Lender, any Lender, or any other Person, whether in connection with this Agreement, any Standby Letter of Credit, the transactions contemplated herein or any unrelated transactions;

                 (C) any draft, certificate or any other document presented under the Standby Letter of Credit shall prove to be forged, fraudulent, invalid or insufficient in any respect or any statement therein shall prove to be untrue or inaccurate in any respect;

                 (D) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents;

                 (E) the occurrence of any Event of Default or Potential Event of Default; or

                 (F)   the termination of this Agreement or any Commitment.

     (e) STANDBY LETTER OF CREDIT DRAWINGS CONSTITUTE REVOLVING LOANS. The Issuing Lender shall promptly notify the Agent, and the Agent shall promptly notify each Lender, in each case by telecopy or telex or other customary form of teletransmission, of any drawing under any Standby Letter of Credit (each drawing, a "Drawing"). Each Drawing shall immediately be deemed to be and for all purposes of this Agreement shall constitute a Revolving Loan hereunder in the amount of such drawing. Each Lender shall promptly and unconditionally pay to the Agent for the account of the Issuing Lender an amount equal to such Lender's Pro Rata Share of such Drawing in same day funds. Such payment shall be made to the Agent at the Agent Lending Office. If the Agent delivers such notice to such Lender prior to 2:00 P.M. (Eastern time) on any Business Day, such Lender shall make its required payment on the same Business Day. If and to the extent such Lender shall not have made available to the Agent for the account of the Issuing Lender such Lender's Pro Rata Share of such Drawing, such Lender agrees to pay to the Agent for the account of the Issuing Lender, promptly upon demand, such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Agent for the Account of the Issuing Lender at the Federal Funds Rate plus 100 basis points. The failure of any Lender to make available to the Agent for the Account of the Issuing Lender its Pro Rata Share of any Drawing shall not relieve any other Lender of its obligation hereunder to make available to the Agent for the Account of the Issuing Lender its Pro Rata Share of any Drawing on the date so required; provided, however, that no Lender shall be responsible for the failure of any other Lender to make available to the Agent for the account of the Issuing Lender such other Lender's Pro Rata Share of such Drawing.

Section 2.4      SWING LINE LOAN SUBFACILITY.

     (a) SWING LINE SUBFACILITY. Subject to the terms and conditions hereof, NationsBank, N.A., in its individual capacity (as such, the ASwing Line Lender"), shall, in its sole and absolute discretion from and after the Effective Date until one Business Day prior to the Maturity Date, make certain revolving credit loans (each, a "Swing Line Loan" and, collectively, the "Swing Line Loans") to the Borrower; provided, however, that (i) the aggregate principal amount of all Swing Line Loans shall at no time exceed $10,000,000.00 (such amount, the "Swing Line Subfacility"), and (ii) the sum of the aggregate amount of all Revolving Loans (whether bearing interest at the ABR or Applicable LIBOR Rate) plus the aggregate amount of all Swing Line Loans plus the aggregate amount of all Standby Letters of Credit shall at no time exceed the Facility Amount.

     (b) THE SWING LINE NOTE; MATURITY. The Swing Line Loans made by the Swing Line Lender pursuant hereto shall be evidenced by a separate Swing Line Note. The Swing Line Note shall be issued on or before the Effective Date and shall bear interest for the period from the date of the initial funding of any Swing Line Loan until paid in full on the unpaid principal amount thereof.
The Swing Line Lender is hereby authorized to record in its books and records (without making any notation on the Swing Line Note or any schedule thereto) the amount and date of funding of each Swing Line Loan made by it, and the amount and date of each payment or prepayment of any Swing Line Loan. No failure to so record nor any error in so recording shall affect the obligations of the Borrower to repay the actual outstanding principal amount of the Swing Line Loans, with interest thereon, as provided in this Agreement. The aggregate principal amount of the Swing Line Loans shall be payable on the Maturity Date.

     (c) SWING LINE LOAN BORROWING PROCEDURE. Whenever the Borrower desires to borrow Swing Line Loans under this Section 2.4, the Borrower shall deliver to the Swing Line Lender irrevocable written notice (each such notice, a "Swing Line Borrowing Notice"), and the Swing Line Lender may, in its sole and absolute discretion and upon such other arrangements as shall be specifically agreed to by the Swing Line Lender and the Borrower, make a Swing Line Loan to the Borrower on the date (which shall be a Business Day), at the time and in the amount so agreed; provided, however, that (i) the principal amount of any Swing Line Loan made hereunder shall not be less than $1,000.00 (and shall be in multiples of $1,000.00) and (ii) an individual Swing Line Loan shall be offered by the Swing Line Lender for a period of not less than 1 but not more than 29 days (any such period, a "Swing Line Period"). In addition, and as an alternative when requested by the Borrower, the Swing Line Lender shall provide autoborrow services in respect of the Swing Line Loans pursuant to the Swing Line Lender's standard terms and conditions for such services as set forth in a mutually acceptable agreement or other arrangement between the Swing Line Lender and the Borrower.

     (d)   INTEREST ON SWING LINE LOANS.  Subject to the provisions of clause
(e) of this Section 2.4, in the event that the Swing Line Lender shall make any Swing Line Loan pursuant to Section 2.4 hereof, the aggregate principal amount of Swing Line Loans outstanding from time to time shall bear interest at a rate per annum equal to the Applicable Swing Line Rate for the applicable Swing Line Period (or such other interest rate agreed to in writing by the Swing Line Lender and the Borrower). Any change in the Applicable Swing Line Rate resulting from a change in the ratio of Funded Debt to EBITDA calculated pursuant to Section 6.1(e) hereof shall be effective five (5) Business Days after timely receipt of Borrower's financial statements reflecting such ratio; provided, however, that if such financial statements are not delivered when due, then the highest Applicable Swing Line Rate shall apply.

     (e) REPAYMENT OF SWING LINE LOANS. Each Swing Line Loan made by the Swing Line Lender hereunder shall be due and payable upon the expiration of the Swing Line Period relating to such Swing Line Loan. The Swing Line Lender may, at any time and in its sole and absolute discretion, by written notice to the Borrower and the Agent (which shall promptly deliver a copy thereof to the other Lenders), demand repayment of its Swing Line Loans then outstanding by way of a Revolving Loan borrowing (a "Mandatory Borrowing"), in which case the Borrower, shall be deemed to have requested a Revolving Loan borrowing in the amount of the then outstanding Swing Line Loans which shall bear interest at the ABR; provided, however, that, in the following circumstances, any such demand shall also be deemed to have been given one Business Day prior to each of (i) the Maturity Date, (ii) the occurrence of any Event of Default described in clause (g), (h) or (i) of Section 7.1 hereof, (iii) upon acceleration of the Obligations hereunder, whether on account of an Event of Default described in clause (g), (h) or (i) of Section 7.1 or any other Event of Default, and (iv) the exercise of remedies in accordance with the provisions of Section 7.1 hereof. Each Lender hereby irrevocably agrees to make such Revolving Loans promptly upon any such request or deemed request on account of a Mandatory Borrowing, in the amount (but in proportion to each Lender's Pro Rata Share) and in the manner specified in the preceding sentence and on the same such date notwithstanding that (A) the amount of the Mandatory Borrowing may not comply with the minimum amount for borrowings of Revolving Loans otherwise required hereunder, (B) whether any conditions specified in
Section 4.2 are then satisfied, (C) whether a Default or an Event of Default then exists, (D) failure of any such request or deemed request for Revolving Loans to be made by the time otherwise required in Section 2.2 hereof, (E) the date of such Mandatory Borrowing, or (F) any reduction in the Revolving Loan Commitment or termination of the Commitments relating thereto immediately prior to such Mandatory Borrowing or contemporaneously therewith. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding in bankruptcy with respect to the Borrower), then each Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from the Swing Line Lender such participations in the then outstanding Swing Line Loans as shall be necessary to cause each such Lender to share in such Swing Line Loans ratably based upon its respective Pro Rata Share of the Revolving Loan Commitment (determined before giving effect to any termination of the Revolving Loan Commitments pursuant to the last paragraph of Section 7.1), provided that (1) all interest payable on the Swing Line Loans shall be for the account of the Swing Line Lender until the date as of which the respective participation of each other Lender is purchased, and (2) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing Lender shall be required to pay to the Swing Line Lender interest on the principal amount of such participation purchased for each day from and including the day upon which the Mandatory Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the rate equal to, if paid within 2 Business Days of the date of the Mandatory Borrowing, the Federal Funds Rate, and thereafter at a rate equal to the ABR.

     (f) OPTIONAL PREPAYMENT OF SWING LINE LOANS. Subject to the provisions of this clause (f) and Section 3.9 hereof, the Borrower may, at its sole option, prepay the principal amount of the Swing Line Loans in whole or in part (in an amount of $10,000 or more and in multiples of $1,000) at any time and from time to time, without premium or penalty. In respect of each Optional Prepayment of a Swing Line Loan proposed to be made by the Borrower, the right of the Borrower to make such Optional Prepayment is subject to the Agent's receipt from the Borrower, no later than 12:00 P.M. on the Business Day specified therein as the date on which such Optional Prepayment is to be made, of a written notice (which shall be irrevocable) specifying (i) that the Borrower desires to prepay such Swing Line Loan, (ii) the principal amount of such Optional Prepayment, and (iii) the date (which shall be a Business Day)
on which such Optional Prepayment will be made. Any Optional Prepayment of a Swing Line Loan, which has not been converted to a Revolving Loan, made by the Borrower as permitted hereunder shall be paid to the Agent for the account of the Swing Line Lender no later than 12:00 P.M. (Eastern Time) on the applicable prepayment date.
                                       ARTICLE III

                        INTEREST, FEES AND REPAYMENT

Section 3.1      INTEREST ON THE REVOLVING LOANS

     (a) ABR. The initial Revolving Loan and, except as provided pursuant to clause (b) of this Section 3.1, the aggregate principal amount of the Revolving Loans outstanding from time to time shall bear interest at a rate per annum equal to the ABR until the entire principal amount of the Revolving Loans shall have been repaid. Any change in the rate of interest on the Revolving Loans resulting from a change in the ABR shall be effective as of the opening of business on the day on which such change is effective.

     (b) LIBOR RATE. In the event the Borrower shall effect a LIBOR Conversion in accordance with the provisions of Section 3.8 of this Agreement or obtain a Revolving Loan that shall bear interest initially at the Applicable LIBOR Rate as provided in Section 2.2(a) hereof, the aggregate principal amount of the Revolving Loans that are the subject of such LIBOR Conve rsion or Borrowing Notice, as the case may be, shall bear interest at a rate per annum equal to the Applicable LIBOR Rate. Any change in the Applicable LIBOR Rate resulting from a change in the ratio of Funded Debt to EBITDA calculated pursuant to Section 6.1(e) hereof shall be effective five (5) Business Days after receipt of Borrower's financial statements reflecting such ratio; provided, however, that if such financial statements are not delivered when due, then the highest Applicable LIBOR Rate shall apply.

Section 3.2 REGULATORY CHANGES. If, after the date of this Agreement, any Regulatory Change

           (i) shall subject any Lender to any tax, duty or other charge with respect to its obligation to make or maintain any Loan or its Commitment, or shall change the basis of taxation of payments to such Lender of the principal of or interest on the Loans or in respect of any other amounts due under this Agreement in respect of its obligation to make any Loan or maintain its Commitment (except for changes in the rate of tax on the overall net income of such Lender); or

           (ii) shall impose, modify or deem applicable any reserve, assessment, special deposit, capital adequacy, capital maintenance or similar requirement against assets of, deposits with or for the account of, or credit extended by, such Lender or shall impose on such Lender any other condition affecting (x) the obligation of the Lender to make or maintain the Loans or its Commitment, or (y) the Revolving Notes or the Swing Line Note;
and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining any Loan or maintaining its Commitment or to reduce the amount of any sum received or receivable by such Lender under, or the rate of return attributable to, this Agreement or under the Revolving Notes or the Swing Line Note, such Lender shall, within 30 days after the effective date of such Regulatory Change, provide written notice to the Borrower of such Regulatory Change (it being agreed by the parties hereto that if such notice is given after 30 days' of the effective date of such Regulatory Change, the Borrower shall be liable to the Lenders for the additional amounts payable pursuant to this Section 3.2 only to the extent such additional amounts accrue from and after the date of the giving of such notice), together with a certificate describing in reasonable detail such increase or reduction, as the case may be, then, within 30 days after delivery of such notice by such Lender to the Borrower if such Regulatory Change shall impose costs in excess of those costs, or reduce the amount of any such sum or rate of return below the amount or rate, applicable on the date of this Agreement, the Borrower, shall pay to such Lender for the account of such Lender such additional amount or amounts as will compensate such Lender for such increase or reduction. A certificate of such Lender setting forth the basis for the amount of said increase or reduction, as the case may be, shall be conclusive in the absence of manifest error.

Section 3.3 INTEREST AFTER DUE DATE. In the event the Borrower fails to make any payment of the principal amount of or interest on any of the Revolving Loans or Swing Line Loans, or of the Unused Portion Fee, the Administrative Fee, the L/C Fee or the Fronting Fee, in each case when due (whether by demand, acceleration or otherwise), the Borrower, shall pay to the Agent for the account of the Lenders interest on such unpaid amount, payable from time to time on demand, from the date such amount shall have become due to the date of payment thereof, accruing on a daily basis, at a per annum rate (the "Default Rate") equal to the sum of (x) the greater of the ABR and Applicable LIBOR Rate determined on and, in the case of any continuing default, from time to time after the date of such default plus (y) two percent (2%).

Section 3.4      PAYMENT AND COMPUTATIONS.

     (a) PAYMENTS. All payments required or permitted to be made to the Agent, to the Agent for the account of the Lenders, or to any Lender under this Agreement or under any Note shall be made in Dollars (i) if to the Agent, at the Lending Office of the Agent in immediately available funds and (ii) if to any Lender, to it in immediately available funds at an account specified by such Lender in writing to the Borrower. The Borrower hereby irrevocably instructs and authorizes the Agent to effect each payment of interest on the Loans due on each Interest Payment Date, and of each payment of the Unused Portion Fee and the Administrative Fee due on the applicable Fee Payment Date by debiting the Borrower Account on such Interest Payment Date or Fee Payment Date, as the case may be, with the aggregate amount thereof, in each case, after giving effect to the crediting to the Borrower Account of the proceeds of the Revolving Loan, if any, made on such Interest Payment Date or Fee Payment Date, as the case may be, in accordance with Section 2.1(b) of this Agreement. The Agent shall provide to the Borrower an invoice showing the amount of such debit and the manner in which it was calculated.

     (b) COMPUTATIONS. Interest on the unpaid portion of the Revolving Loans, the Swing Line Loans, the Unused Portion Fee and the Administrative Fee shall each be calculated for the actual number of days (including the first day but excluding the last day) elapsed and shall be computed on the basis of a year of 360 days.

     (c) INTEREST AND FEE PAYMENT DATES. The Unused Portion Fee and interest on the Loans shall be payable in arrears (i) in the case of the Revolving Loans and Swing Line Loans, on each Interest Payment Date and (ii) in the case of the Unused Portion Fee, on each Fee Payment Date. The Administrative Fee, if any, shall be payable in advance on each Fee Payment Date. The L/C Fee and the Fronting Fee shall be payable in arrears as provided in Section 2.3(b) hereof.

     (d)   APPLICATION OF PAYMENTS; APPORTIONMENT.

           (i) APPORTIONMENT OF PAYMENTS AND PREPAYMENTS. Unless a Lender shall be in default of its obligations to advance any Revolving Loan or reimburse the Agent as provided herein, all payments and prepayments of principal and interest in respect of outstanding Revolving Loans and all payments of fees (other than the Administrative Fee and Fronting Fee) and all other payments in respect of any other Obligations (other than with respect to Swing Line Loans) shall be allocated among (and paid over promptly after receipt thereof to) such of the Lenders as are entitled thereto in proportion to their respective Pro Rata Share. All payments and prepayments of principal and interest and other amounts in respect of the Swing Line Loans that have not been converted to Revolving Loans and of the Administrative Fee and Fronting Fee shall be allocated only to the Swing Line Lender.

           (ii) Upon the occurrence and during the continuance of an Event of Default, the Agent shall, unless otherwise specified by the Required Lenders as provided in the last paragraph of this clause (ii), apply all payments (including the proceeds of any collateral obtained upon the exercise by the Agent of any remedy specified in the Pledge Agreement or in the Notarial Deed) in respect of any Obligations:

                 (A) first, and except as otherwise provided in Section 4(b)(ii) of the Pledge Agreement and in the Notarial Deed, to pay interest on and then principal of any portion of the Loans which the Agent may have advanced on behalf of any Lender for which the Agent has not then been reimbursed by such Lender or the Borrowers;

                 (B) second, to pay Obligations in respect of any fees, expense reimbursement or indemnities due to the Agent;

                 (C) third, to pay Obligations in respect of any fees, expense reimbursement, indemnities, increased costs or breakage then due to the Lenders, pro rata;

                 (D) fourth, to the ratable payment of overdue interest or late charges, if any, then due the Lenders;

                 (E) fifth, to the ratable payment of interest due in respect of the Revolving Loans and Swing Line Loans;

                 (F) sixth, to the ratable payment or prepayment of principal due in respect of the Revolving Loans and Swing Line Loans; and

                 (G)   seventh, to the ratable payment of all other
Obligations;

provided, however, that no Lender which shall be in default of its obligations to fund Revolving Loans or reimburse the Agent as provided herein shall be entitled to its ratable share of payments in respect of any Obligations prior to the payment to all non-defaulting Lenders of all amounts due such Lenders as provided herein.

           The order of priority set forth in this Section 3.4(d)(ii) is set forth solely to determine the rights and priorities of the Agent and the Lenders as among themselves. The order of priority set forth in clauses (C) through (G) of this Section 3.4(d)(ii) may at any time and from time to time be changed by the Required Lenders without necessity of notice to or consent of or approval by the Borrower, or any other Person. The order of priority set forth in clauses (A) and (B) of this Section 3.4(d)(ii) may be changed only with the prior written consent of the Agent.

Section 3.5 PAYMENT AT MATURITY. Any outstanding principal amount of the Revolving Notes or the Swing Line Note theretofore not repaid, together with any accrued and unpaid Unused Portion Fee, Administrative Fee, L/C Fee or Fronting Fee, any accrued and unpaid interest thereon, together with any other amounts due and payable in accordance with the provisions hereof (including pursuant to Section 9.10 hereof) shall be due and payable in full on the Maturity Date (unless sooner accelerated pursuant to the terms hereof), and this Agreement shall not terminate until all Obligations shall have been paid in full.

Section 3.6      PREPAYMENTS; CERTAIN EARLY REPAYMENTS.

     (a)   MANDATORY PREPAYMENT OF LOANS AND STANDBY LETTERS OF CREDIT.

           (i) Upon the termination of this Agreement pursuant to the first sentence of Section 9.3 of this Agreement, the Borrower shall on the Prepayment Date (x) prepay the Loans in full together with interest accrued on the aggregate principal amount of the Loans to the Prepayment Date, and (y) pay to the Agent, for the account of the Lenders all other amounts payable pursuant to Sections 3.9 and 9.3 of this Agreement.

           (ii) If at any time the Total Outstanding Amount shall be greater than the Facility Amount, the Borrower shall, without notice from the Lender, prepay that portion of the Loans and/or the Standby Letters of Credit, as the case may be, in an amount equal to such excess.

     (b) OPTIONAL PREPAYMENTS OF REVOLVING LOANS. Subject to the terms and conditions of clause (c) below and Section 3.9 hereof, the Borrower may, at its sole option prepay the principal amount of the Revolving Loans (whether bearing interest at the ABR or Applicable LIBOR Rate) in whole or in part (in an amount of $500,000 or more and in multiples of $100,000) at any time and from time to time, without premium or penalty.

     (c) OPTIONAL PREPAYMENT PROCEDURE. In respect of each Optional Prepayment of Revolving Loans (whether bearing interest at the ABR or Applicable LIBOR Rate) proposed to be made by the Borrower, the right of the Borrower to make such Optional Prepayment is subject to the Agent's receipt from the Borrower, no later than 10:00 A.M. (Eastern Time) on the Business Day specified therein as the date on which such Optional Prepayment is to be made (unless such Optional Prepayment shall relate to LIBOR Loans, in which case such notice shall be given no later than 10:00 A.M. (Eastern time) at least three (3) Business Days prior to the date of prepayment, of a written notice (which shall be irrevocable) specifying (i) that the Borrower desires to prepay the Revolving Loans, (ii) the principal amount of such Optional Prepayment, and (iii) the date (which shall be a Business Day or, if such Optional Prepayment relates to a LIBOR Loan, a LIBOR Business Day) on which such Optional Prepayment will be made. Any Optional Prepayment of Revolving Loans made by the Borrower as permitted hereunder shall be paid to the Agent for the account of the Lenders no later than 12:00 P.M. (Eastern Time) on the applicable prepayment date (except that any prepayment of a LIBOR Loan shall be paid no later than 10:00 A.M. (Eastern Time) on the applicable prepayment date).

Section 3.7      UNUSED PORTION FEE, ADMINISTRATIVE FEE, L/C FEE AND
                 FRONTING FEE.

     (a) UNUSED PORTION FEE. For each Fiscal Quarter (or part thereof) during the period from the Effective Date until the Maturity Date, the Borrower shall pay to the Agent for the account of the Lenders pro rata based upon each Lender's Pro Rata Share of the Revolving Loan Commitment, an unused portion fee (the "Unused Portion Fee") determined by subtracting the sum of the aggregate outstanding amount of all Revolving Loans and Standby Letters of Credit (computed on the basis of the daily average for such Fiscal Quarter) from the Facility Amount. The Unused Portion Fee shall be computed at a rate per annum equal to, in the event the Funded Debt to EBITDA ratio calculated pursuant to Section 6.1(e) hereof is (i) less than or equal to 1.00 to 1.00, then 0.125%, (ii) greater than 1.00 but less than or equal to 1.50 to 1.00, then 0.15%, (iii) greater than 1.50 to 1.00, but less than or equal to 2.00 to 1.00, then 0.175%, (iv) greater than 2.00 to 1.00 but less than or equal to
2.50 to 1.00, then 0.20%, and (v) greater than 2.50 to 1.00, then 0.25%.  The
Unused Portion Fee shall be due and payable in arrears on the Fee Payment Date to which such Unused Portion Fee relates and on the Maturity Date, and shall be calculated on the basis of a 360 day year and the actual days elapsed.

     (b) ADMINISTRATIVE FEE. The Borrower shall pay to the Agent, as compensation for the services of the Agent hereunder, a fee (the "Administrative Fee") in an amount separately agreed to by the Borrower, NationsBanc Montgomery Securities LLC and the Agent in that certain letter agreement dated the date hereof (the "Administrative Fee Letter"). The Administrative Fee payable by the Borrower as contemplated by this clause (b) shall be due on the applicable Fee Payment Date (and the Borrower shall not be entitled to any credit if any Lender as to which such fee shall have been paid ceases to be a Lender hereunder for the entire year in respect of which such fee shall have been due and payable).

     (c) L/C FEE. The Borrower shall pay the L/C Fee and the Fronting Fee in accordance with the provisions of Section 2.3(b) hereof.

Section 3.8      LIBOR CONVERSION

     (a) CONVERSION. So long as no Event of Default or Potential Event of Default shall have occurred and be continuing, the Borrower shall have the right to convert all or part of the outstanding Revolving Loans bearing interest at the then ABR to loans bearing interest at the then Applicable LIBOR Rate (such conversion, a "LIBOR Conversion"); provided, however, that the LIBOR Period to which such LIBOR Conversion shall relate will not extend beyond the Maturity Date. In order to effect a LIBOR Conversion, the Borrower shall give the Agent irrevocable written notice (such notice, a "LIBOR Conversion Notice") prior to 10:00 A.M. (Eastern time), at least three LIBOR Business Days prior to the first day of the LIBOR Period to which such LIBOR Conversion shall apply, stating that (i) the Borrower wishes to effect a LIBOR Conversion, (ii) the aggregate principal amount of outstanding Revolving Loans which the Borrower wishes to bear interest at the Applicable LIBOR Rate (it being understood and agreed that no LIBOR Conversion shall be permitted in an amount less than $500,000.00 and shall be in multiples of $100,000.00), (iii) the applicable LIBOR Period being elected by the Borrower (it being understood that no change in LIBOR with respect to any LIBOR Loans may be effected during any applicable LIBOR Period) and (iv) the Business Day on which the LIBOR Period is to be effective.

     (b) NOTICE OF LIBOR TO BORROWER. In the event the Borrower has requested a LIBOR Conversion, the Agent shall give written notice to the Borrower and the Lenders of LIBOR as promptly as reasonably possible after such rate is determined. The Agent's determination of LIBOR shall be conclusive in the absence of manifest error.

     (c) SUCCESSIVE NOTICE OF LIBOR CONVERSION. Subject to the provisions of clause (a) of this Section 3.8, the Borrower may, by executing a LIBOR Conversion Notice at least three LIBOR Business Days prior to the first day of the LIBOR Period to which such LIBOR Conversion Notice shall apply, execute successive LIBOR Conversions with respect to any Revolving Loan then outstanding and bearing interest at the ABR together with any then outstanding LIBOR Loans the LIBOR Period in respect of which is scheduled to expire on or before the start of the LIBOR Period specified in such LIBOR Conversion Notice. If, with respect to any LIBOR Loans, the Agent shall not have received a LIBOR Conversion Notice for the next immediately succeeding LIBOR Period which complies with the provisions of clause (a) of this Section 3.8, such LIBOR Loans shall, immediately upon the expiration of the then current LIBOR Period and without any notice to the Borrower, bear interest at the ABR in accordance with the provisions of Section 3.1(a) of this Agreement.

     (d) MARKET DISRUPTION, ETC. In the event that the Agent (i) shall have determined (which determination shall be conclusive and binding upon the Borrower) that by reason of circumstances affecting the London interbank market either adequate or reasonable means do not exist for ascertaining LIBOR elected by the Borrower pursuant to the terms hereof or (ii) the Agent shall have determined (which determination shall be conclusive and binding on the Borrower) that the applicable LIBOR will not adequately and fairly reflect the cost to the Agent of maintaining or funding loans bearing interest based on such LIBOR rate, with respect to any portion of the Revolving Loans that the Borrower has requested be made as a LIBOR Loan (each, an "Affected Advance"), the Agent shall promptly notify the Borrower (by telephone or otherwise, to be promptly confirmed in writing), with a copy to the Lenders, of such determination. If the Agent shall give such notice, (x) any Affected Advances shall be made as advances which shall bear interest at the ABR, and (y) any outstanding LIBOR Loan shall, from and after the last day of the then current LIBOR Period applicable thereto, bear interest at the ABR. Until any notice under clauses (i) or (ii) of this Section 3.8(d) has been withdrawn by the Agent, no amounts outstanding or to be advanced hereunder shall bear interest based upon LIBOR.

Section 3.9  BREAKAGE, ETC.   In the event of the prepayment of any LIBOR Loan
(whether by way of acceleration or otherwise or due to an Optional Prepayment of any LIBOR Loan pursuant to Section 3.6(b) hereof), the Borrower shall pay to each Lender whose LIBOR Loan has been so prepaid any loss or expense which such Lender may incur or sustain directly as a result of such prepayment, including without limitation, an amount equal to (i) an amount of interest which would have accrued on the amount so prepaid for the period beginning on the date of such prepayment and ending on the last day of the applicable LIBOR Period (such period, the "Breakage Period"), at the Applicable LIBOR Rate minus (ii) the amount of interest (as reasonably determined by each affected Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for the Breakage Period with leading banks in the London interbank market. Without limitation of the foregoing provisions of this
Section 3.9, the Borrower agrees to pay to each Lender the losses or expenses which any Lender may suffer or incur as a result of such prepayments of any Loan.


                                 ARTICLE IV

                            CONDITIONS PRECEDENT

Section 4.1 CONDITIONS PRECEDENT TO EFFECTIVE DATE. This Agreement, and the Revolving Loan Commitment of the Lenders hereunder, shall become effective at a closing at the offices of Crowell & Moring LLP 1001 Pennsylvania Avenue, N.W., Washington, D.C. 20004 only on the day (the "Effective Date") on which all of the following conditions precedent shall have been fulfilled to the satisfaction of the Lenders; provided, however, that in the event the Effective Date shall have not occurred on or prior to June 30, 1998, the Lenders shall have no further obligations hereunder:

     (i) The Agent, on behalf of the Lenders, shall have received from the Borrower the following instruments, agreements, certificates and payments, as the case may be, on or prior to the Effective Date:

           (A) A Revolving Note, dated the Effective Date, payable to the order of each of Lender in the amount of such Lender's Pro Rata Share of the Revolving Loan Commitment and duly executed by the Borrower;

           (B) A Swing Line Note, dated the Effective Date, payable to the order of NationsBank, N.A. in the amount of $10,000,000.00 and duly executed by the Borrower;

           (C) The Subsidiary Guarantee, executed in favor of the Agent by each Domestic Subsidiary of the Borrower existing as of the Effective Date;

           (D) The Pledge Agreement, executed by CACI N.V. in favor of the Agent, together with stock certificates evidencing the CACI Limited Shares, duly indorsed in blank for transfer or having attached thereto stock transfer powers duly indorsed in blank;

           (E) The Notarial Deed, executed by the Borrower in favor of the Agent and acknowledged or executed by CACI N.V.;

           (F) An opinion or opinions of counsel to the Borrower, Guarantors and Pledgors, in form and substance satisfactory to the Lenders;

           (G) A certified copy of the resolutions of the Board of Directors of the Borrower, Guarantors and the Pledgors authorizing the execution and delivery of this Agreement and/or the other Loan Documents to which they are a party;

           (H) A copy of the charter documents and by-laws of the Borrower and any Subsidiary thereof, together with all amendments thereto, certified by the Secretary of the Borrower or such Guarantor as being true, complete and correct and in effect as of the Effective Date;

           (I) An incumbency certificate of the Secretary, an Assistant Secretary or an Assistant Treasurer of the Borrower, the Guarantors and CACI N.V. certifying the names and true signatures of each officer of the Borrower, the Guarantors and CACI N.V. authorized to execute the Loan Documents;

           (J) By wire transfer of immediately available funds, the Borrower shall have paid to the Agent, on behalf of the Lenders, as applicable, a fee in the amount of (i) in the case of NationsBank, N.A., $25,000.00, (ii) in the case of First Union Commercial Corporation, $18,750.00, (iii) in the case of Mellon Bank, N.A., $16,875.00, and (iv) in the case of Crestar Bank $16,875.00,

           (K) A certificate of an Authorized Officer of the Borrower, dated the Effective Date, certifying that the matters contained in clauses (iii),
(iv) and (v) of Section 4.2 hereof are true and correct;

           (L) A certificate of an Authorized Officer of the Borrower, dated the Effective Date, certifying, in form and substance satisfactory to the Lenders, the Borrower's compliance with Section 6.1(m) hereof, having attached to such certificate a summary in reasonable detail of the Borrower's and its Subsidiaries' insurance coverage. Upon request of the Lenders, the Borrower shall deliver an insurance report of an independent insurance broker as to due compliance with Section 6.1(m) hereof; and

           (M) The results of a search, upon the records maintained with the appropriate Secretary of State and county or city recorder offices of all jurisdictions deemed advisable by the Lenders, regarding liens, if any, on file with such offices and naming the Borrower or any Subsidiary as a debtor, which results shall be satisfactory to the Lenders.

                 (ii) The Borrower shall have disclosed to the Lenders promptly from time to time any material developments or changes in the Borrower and its Subsidiaries', taken as a whole, business, assets, results of operations, condition (financial or otherwise) or prospects, including without limitation amendments to their charter documents or the Borrower's Form 10-K or 10-Q and the exhibits thereto, and any material amendments, changes or terminations of any material contracts or the award of or loss of any material bid or proposal. Any such material developments, changes or amendments shall not have affected adversely the assumptions contained in the credit analysis of the Borrower performed by the Lenders prior to the execution of this Agreement or resulted in a material adverse change since March 31, 1998 in the business, assets, results of operations, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries, taken as a whole;

                 (iii) The Borrower shall have delivered to the Lenders a true, correct and complete copy of all loan documents relating to that certain unsecured loan facility made to CACI Limited by the financing institution or institutions named therein in the aggregate amount of up to 500,000 Pound Sterling (the "U.K. Debt"), certified as of the Effective Date by an Authorized Officer of CACI Limited as such and that the U.K. Debt loan documents remain in full force and effect and that no default or event that, with the lapse of time or the giving of notice or both, would constitute an event of default exists thereunder;

                 (iv) The Borrower shall have delivered to the Lenders (A) the Borrower's Form 10-K for the Fiscal Years ending June 30, 1996 and 1997 and Form 10-Q for the Fiscal Quarters ending September 30, 1997, December 31, 1997 and March 31, 1998, and (B) such other unaudited consolidated financial statements of the Borrower and its Consolidated Subsidiaries as any Lender shall reasonably request, together with, in each case, an officer's certificate, dated the Effective Date, from each of the Borrower's Chief Financial Officer and Treasurer, stating that, to their personal knowledge after having performed such due diligence as would customarily be performed by a corporate officer in their position but no additional due diligence, the Borrower's Form 10-K and Form 10-Qs and unaudited consolidated financial statements, if any, attached thereto as of the Effective Date do not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading;

                 (v) All legal matters incident to this Agreement shall be satisfactory to counsel for the Lenders, and the Borrower shall have reimbursed the Lenders for their fees and expenses and the fees and expenses of the Lenders' counsel in connection with the preparation or review, as the case may be, of the Loan Documents and all matters incident thereto (it being understood that such statement may not reflect the final statement of fees and expenses incurred by the Lenders' counsel in connection with such preparation or review);

                 (vi) All Schedules delivered hereunder by the Borrower shall be in form and substance satisfactory to the Lenders;

                 (vii) By wire transfer of immediately available funds, the Agent shall have received the Administrative Fee due and payable to the Agent on the Effective Date pursuant to the Administrative Fee Letter;

                 (viii) By wire transfer of immediately available funds, NationsBanc Montgomery Securities LLC shall have received the fee due and payable to it on the Effective Date in accordance with the Administrative Fee Letter;

                 (ix) The Lenders shall have completed their due diligence review of the Borrower and its Subsidiaries, including their business, assets, results of operations, condition (financial or otherwise), prospects, liabilities (both actual and contingent, including environmental liabilities), management and affairs, and the results thereof shall have been satisfactory to the Lenders in their sole discretion;

                 (x) The Lenders shall have received such other documents, instruments, certificates, opinions, agreements and information as the Lenders or their counsel shall reasonably request in their discretion in connection with the consummation of the transactions contemplated by this Agreement (including, without limitation, current consolidated and consolidating financial statements of the Borrower and its Subsidiaries, a report describing the aggregate amount and current age status of accounts receivable of the Borrower, a report describing the current status of goods or services on backlog with the Borrower or any Subsidiary thereof and a report describing the status of pending or threatened litigation).

Section 4.2  FURTHER CONDITIONS PRECEDENT TO LOANS AND STANDBY LETTERS OF
CREDIT.   The obligation of the Agent, on behalf of the Lenders, to make any
Revolving Loan, and the obligation of the Swing Line Lender to make any Swing Line Loan, and the obligation of the Issuing Lender to issue any Standby Letter of Credit shall be subject to the fulfillment to the satisfaction of the Lenders, in the case of Revolving Loans and Standby Letters of Credit, and the Swing Line Lender, in the case of Swing Line Loans, of the further conditions precedent that, on the Funding Date for such Revolving Loan or Swing Line Loan or the issuance date for such Standby Letter of Credit, as the case may be:

     (i) The Agent shall have received a Borrowing Notice (except as otherwise provided in the last sentence of Section 2.2(a) of this Agreement) in accordance with Section 2.2(a) or the Swing Line Lender shall have received a Swing Line Borrowing Notice in accordance with Section 2.4(c) or the Issuing Lender shall have received a request for a Standby Letter of Credit in accordance with Section 2.3(c), as the case may be, in each case executed by an Authorized Officer of the Borrower (or other officer of the Borrower designated by such Authorized Officer as having authority to execute such notice);

     (ii) The prospect of payment of all obligations and liabilities outstanding or to become outstanding under this Agreement is not impaired due to acts or events materially bearing upon the financial condition of the Borrower and its Consolidated Subsidiaries (taken as a whole), as determined by the Required Lenders (or, in the case of Swing Line Loans, the Swing Line Lender) in their sole discretion;

     (iii) Since the date of the most recent financial statements or projections provided to the Lenders, there shall have been no material adverse change in the Borrower's or its Consolidated Subsidiaries' (taken as a whole) financial condition or in the Borrower's or its Consolidated Subsidiaries' (taken as a whole) assets or prospects, in each case as determined by the Required Lenders (or, in the case of Swing Line Loans, the Swing Line Lender) in their sole discretion;

     (iv) The representations and warranties of the Borrower, the Pledgors and the Guarantors contained in Article V of this Agreement, in the Pledge Agreement, the Notarial Deed and the Subsidiary Guarantee, as the case may be, are true and correct as of such Funding Date (or, in the case of Standby Letters of Credit, the date of issuance thereof) as though made on and as of such Funding Date (or, in the case of Standby Letters of Credit, the date of issuance thereof) (and, if any such representation and warranty shall not be true and correct, the Borrower shall describe in writing to the Agent the nature of such misrepresentation and warranty);

     (v) No event has occurred and is continuing, or would result from such Revolving Loan or Swing Line Loan after giving effect to the application of the proceeds therefrom or from the issuance of such Standby Letter of Credit if the beneficiary thereof were to fully draw upon such Standby Letter of Credit on the date of issuance, which constitutes an Event of Default or would constitute a Potential Event of Default; and

     (vi) The Agent shall have received a certificate, addressed to the Lenders (or, in the case of a Swing Line Loan, the Swing Line Lender), of an Authorized Officer of the Borrower, dated the date of the Borrowing Notice, certifying that the matters contained in clauses (iii), (iv) and (v) of this
Section 4.2 are true and correct.


                                  ARTICLE V

                               REPRESENTATIONS

     In order to induce the Lenders and the Agent to enter into this Agreement and make the Loans contemplated by the terms hereof, the Borrower represents and warrants with respect to itself and its Subsidiaries, as the context shall require, as of the date hereof and as of the Effective Date that:

Section 5.1 EXISTENCE, POWER AND AUTHORITY. The Borrower and each Subsidiary thereof is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with full corporate power and authority to carry on its business as currently conducted and to own or hold under lease its property; the Borrower and each Subsidiary thereof is duly qualified to do business as a foreign corporation in good standing in each other jurisdiction in which the conduct of its business or the maintenance of its property requires it to be so qualified and where the failure to be so qualified would have a material adverse effect on the financial condition, business or operation of the Borrower or such Subsidiary; and, the Borrower and its Subsidiaries have full corporate power and authority to execute and deliver the Loan Documents to which they are a party and to carry out the transactions contemplated thereby.

Section 5.2 AUTHORIZATION; ENFORCEABLE OBLIGATIONS. As of the Effective Date and thereafter, the Loan Documents to which the Borrower and the Subsidiaries are a party have been duly authorized, executed and delivered by the Borrower and such Subsidiaries and constitute legal, valid and binding obligations of the Borrower and such Subsidiaries, enforceable against the Borrower and such Subsidiaries in accordance with their respective terms (except as such enforceability may be limited by general principles of the law of equity or by any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws and laws affecting creditors' rights generally).

Section 5.3 NO LEGAL BAR. The execution, delivery and performance by the Borrower and the Subsidiaries of the Loan Documents to which they are a party
(i) do not violate the certificate of incorporation, by-laws or any preferred stock provision of the Borrower or such Subsidiaries (ii) do not violate or conflict with any law, governmental rule or regulation or any judgment, writ, order, injunction, award or decree of any court, arbitrator, administrative agency or other governmental authority applicable to the Borrower or such Subsidiaries or any indenture, mortgage, contract, agreement or other undertaking or instrument to which the Borrower or such Subsidiaries is a party or by which their respective property may be bound and/or (iii) do not and will not result in the creation or imposition of any lien, mortgage, security interest or other encumbrance on any of its property pursuant to the provisions of any such indenture, mortgage, contract, agreement or other undertaking or instrument.

Section 5.4 CONSENTS. The execution, delivery and performance by the Borrower and the Subsidiaries of the Loan Documents to which they are a party does not require any consent, which has not been obtained, of any other Person (including, without limitation, stockholders of the Borrower or such Subsidiaries) or any consent, license, permit, authorization or other approval of, any giving of notice to, exemption by, any registration, declaration or filing with, or any taking of any other action in respect of, any court, arbitrator, administrative agency or other governmental authority.

Section 5.5 LITIGATION. Except as set forth on Schedule 5.5 hereto, there is no action, suit, investigation or proceeding by or before any court, arbitrator, administrative agency or other governmental authority pending or, to the knowledge of the Borrower or the Subsidiaries, threatened (i) which involves any of the transactions contemplated by this Agreement or (ii) against or affecting the Borrower or any Subsidiary thereof which could in the reasonable judgment of the Borrower materially adversely affect the financial condition, business or operation of the Borrower, CACI N.V. or the Guarantors or any Subsidiary thereof.

Section 5.6 NO DEFAULT. Except as set forth on Schedule 5.6 hereto in writing, neither the Borrower nor any Subsidiary thereof is in default under any material order, writ, injunction, award or decree of any court, arbitrator, administrative agency or other governmental authority binding upon it or its property, or any material indenture, mortgage, contract, agreement or other undertaking or instrument to which it is a party or by which its property may be bound, and nothing has occurred which would materially adversely affect the ability of any of them to carry on their respective business or perform their respective obligations under any such material order, writ, injunction, award or decree or any such material indenture, mortgage, contract, agreement or other undertaking or instrument.

Section 5.7 FINANCIAL CONDITION. The financial statements of the Borrower (including the Borrower's Form 10-K and Form 10-Q) and its Subsidiaries, copies of which have been furnished to the Lenders, were prepared in accordance with GAAP and are complete and correct and fairly and accurately present the financial condition of the Borrower and its Subsidiaries (taken as a whole) as of their dates and the results of their operations for the periods then ended. There has been no material adverse change in the financial condition of the Borrower and the Guarantors (taken as a whole) or the results of their operations since the date of such financial statements.

Section 5.8   USE OF PROCEEDS.   None of the proceeds of any Loan have been or
will be used to purchase or carry, or reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulations G, U and X of the Board of Governors of the Federal Reserve system) or to extend credit to others for the purchasing or carrying of any margin stock. Neither the Borrower nor any of its Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying any margin stock.

Section 5.9 BORROWER NOT AN INVESTMENT COMPANY. Neither the Borrower nor any of its Subsidiaries is an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

Section 5.10 TAXES. T he Borrower and its Subsidiaries have filed or caused to be filed all tax returns which are required to be filed by them and have paid or caused to be paid all taxes which have been shown to be due and payable by such returns or (except to the extent being contested in good faith and for the payment of which adequate reserves have been provided) tax assessments received by the Borrower or any Subsidiary thereof to the extent that such taxes have become due and payable.

Section 5.11 ENVIRONMENTAL MATTERS. The Borrower and its Subsidiaries conduct their respective operations in compliance with all applicable laws and regulations concerning the discharge of substances into the environment and other environmental control matters, except to the extent that non-compliance would not have a material adverse effect on the business, results of operations or condition (financial or otherwise) of the Borrower and the Guarantors (taken as a whole). Neither the Borrower nor any Subsidiary thereof has any liability, contingent or otherwise, under any law, ordinance or regulation relating to the storage, transport, disposal or release of "oil", "petroleum products", "hazardous substance", "hazardous waste", "hazardous material", "hazardous chemical substance", "refuse" or any other term of similar import (as such terms are defined in any such law, ordinance or regulation), except to the extent that any such liability would not have a material adverse effect on the business, results of operations or condition (financial or otherwise) of the Borrower and the Guarantors (taken as a whole).

Section 5.12 SUBSIDIARIES. There are no Affiliates or Subsidiaries (consolidated or otherwise, direct or indirect) of the Borrower other than (i) the Guarantors, (ii) the Foreign Subsidiaries set forth on Schedule 5.12 hereof and (iii) in the case of Affiliates, certain other Persons disclosed in writing to the Lenders prior to the date hereof. The Borrower is the holder (either directly or indirectly) of all of the outstanding shares of capital stock of each Subsidiary and, except as otherwise provided in the proviso contained in Section 6.1(q) hereof, of each Foreign Subsidiary. All Foreign Subsidiaries other than CACI Limited, CACI Virgin Islands, Inc., a corporation organized under the laws of the United States Virgin Islands, and CACI Nederland B.V., a corporation organized under the laws of The Netherlands, are non-operating companies. Except for CACI N.V. and CACI Limited, no Foreign Subsidiary is material to the financial condition or assets of the Borrower and its Consolidated Subsidiaries, taken as a whole.

Section 5.13 YEAR 2000 COMPLIANCE. The Borrower has (i) initiated a review and assessment of all areas within its and each of the Subsidiaries' business and operations (including those affected by suppliers and vendors) that could be adversely affected by the risk that computer applications used by the Borrower or any of its Subsidiaries (or its suppliers and vendors) may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999 (the "Year 2000 Problem"), (ii) developed a plan and timeline for addressing the Year 2000 Problem on a timely basis, and (iii) to date, implemented that plan in accordance with that timetable. The Borrower reasonably believes that all computer applications (including those of its suppliers and vendors) that are material to its or any of its Subsidiaries' business and operations will on a timely basis be able to perform properly date-sensitive functions for all dates before and after January 1, 2000 (such compliance, "Year 2000 Compliant"), except to the extent that a failure to do so could not reasonably be expected to have a material adverse effect on the Borrower and the Guarantors, taken as a whole.


                                 ARTICLE VI

                                 COVENANTS

Section 6.1 AFFIRMATIVE COVENANTS. The Borrower covenants and agrees for itself and its Subsidiaries (in which case the Borrower shall cause such Subsidiaries to take or refrain from taking the actions described below) that, so long as this Agreement shall remain in effect or any Obligation shall remain unpaid:

     (a)   AUDITED ANNUAL FINANCIALS.   The Borrower shall deliver to the
Agent and each Lender, as soon as available but within 90 days of the end of each fiscal year of the Borrower ending June 30 (each such year, a "Fiscal Year"), a full and complete set of the annual audited consolidated financial statements (including statements of financial condition, income, cash flows and changes in shareholders' equity), together with all notes thereto, of the Borrower and its Consolidated Subsidiaries prepared in accordance with GAAP and certified by an independent accounting firm of national recognition reasonably acceptable to the Required Lenders (which certificate shall be accompanied by an unqualified opinion of such accounting firm of such statements).

     (b) QUARTERLY FINANCIAL STATEMENTS. The Borrower shall deliver to the Agent and each Lender, as soon as available but within 48 days following the end of each of the Borrower's Fiscal Quarters, internally prepared consolidated and consolidating financial statements of the Borrower and its Consolidated Subsidiaries (including a balance sheet, income statement and statement of cash flows), together with (i) a report detailing the aggregate amount and current age status of accounts receivable of the Borrower and any of its Consolidated Subsidiaries, and (ii) a report, substantially in the form of Exhibit F hereof, describing the current status of goods or services on backlog with the Borrower or any such Consolidated Subsidiary, in each case as of the end of such Fiscal Quarter]. The financial statements and reports required to be delivered under this clause (b) shall be accompanied by a certificate of an Authorized Officer of the Borrower, to the effect that the information contained therein is true and accurate as of the date of such certificate.

     (c) EXCHANGE ACT AND SECURITIES ACT FILINGS. The Borrower shall deliver to each Lender and the Agent, within 5 days following the filing with the SEC, copies of all filings by it or any of its Subsidiaries under the Exchange Act (including reports on Forms 10-Q, 10-K and 8-K) and registration statements filed with the SEC under either the Securities Act or the Exchange Act. The Borrower shall deliver to each Lender and the Agent copies of all of the Borrower's Annual Reports and Proxy Statements and, at the request of such Lender, any other shareholder communication.

     (d) TAX FORMS. From time to time, the Borrower shall cause each of its Foreign Subsidiaries to cooperate with each Lender and shall execute and deliver to such Lender in a timely manner such forms (including Internal Revenue Service Forms) and certificates as such Lender shall reasonably request, in each case for the purpose of confirming that such Lender is capable, under the provisions of any applicable tax treaty concluded with the United States of America or any other applicable law, of receiving payments of interest hereunder without deduction or withholding of any tax. In the event that any such tax shall be required to be withheld or deducted, the Borrower shall pay to such Lender an amount that would fully indemnify such Lender for such withheld or deducted amount.

     (e) FUNDED DEBT TO EBITDA RATIO. The Borrower and its Subsidiaries, taken as a whole, shall maintain, for (and at all times during) each Fiscal Quarter beginning with the Fiscal Quarter ending March 31, 1998 (the "Initial Fiscal Quarter"), a ratio of Funded Debt to EBITDA of not greater than 3.00 to
1.00. The ratio contemplated by this clause (e) shall be computed on a rolling four quarter basis and shall include the Fiscal Quarter for which such ratio shall be determined plus the immediately preceding three Fiscal Quarters; provided, however, that to the extent that any Target acquired in accordance with Section 6.2(e) hereof shall not constitute a Subsidiary for a month falling within such rolling four quarters at the time of the determination of this ratio, then EBITDA for the purposes of this ratio shall include, for such rolling four quarter basis as it relates to such Target, (i) the pro forma EBITDA of such Target for that portion of the rolling four quarter period during which the Target was not a Subsidiary of the Borrower, and (ii) the actual EBITDA of the Target for that portion of the rolling four quarter period during which the Target constitutes a Subsidiary of the Borrower. For the purposes of illustration of the proviso to the preceding sentence, if a Target is acquired on March 31, 2000 and the ratio contemplated by this clause (e) shall be determined for the period ending June 30, 2000, then such Target's pro forma EBITDA as it existed prior to the acquisition for the quarters ending September 30, 1999, December 31, 1999 and March 31, 2000, together with such Target's actual EBITDA as a Subsidiary of the Borrower for the quarter ending June 30, 2000, shall be taken into account for the purposes of calculating this ratio.

     (f) CONSOLIDATED NET WORTH. The Borrower and its Subsidiaries, taken as a whole, shall maintain, for (and at all times during) each Fiscal Quarter beginning with the Initial Fiscal Quarter, a Consolidated Net Worth of not less than (i) $70,000,000.00 plus (ii) fifty percent (50%) of Consolidated Net Income (computed on a cumulative basis for each Fiscal Quarter during the term of this Agreement, from the Initial Fiscal Quarter to the date of determination without deducting any net losses during any Fiscal Quarter in which there was a net loss) plus (iii) the net proceeds from the issuance of any capital stock of the Borrower as determined on a cumulative basis.

     (g) CONSOLIDATED FIXED CHARGE COVERAGE RATIO. The Borrower and its Subsidiaries, taken as a whole, shall at all times maintain, for (and at all times during) each Fiscal Quarter beginning with the Initial Fiscal Quarter, a ratio of Consolidated Cash Flow to Consolidated Fixed Charges of not less than 2.00 to 1.00. The ratio contemplated by this clause (g) shall be computed on a rolling four quarter basis and shall include the Fiscal Quarter for which such ratio shall be determined plus the immediately preceding three Fiscal Quarters; provided, however, that to the extent that any Target acquired in accordance with Section 6.2(e) hereof shall not constitute a Subsidiary for a month falling within such rolling four quarters at the time of the determination of this ratio, then Consolidated Cash Flow for the purposes of this ratio shall include, for such rolling four quarter basis as it relates to such Target, (i) the pro forma Cash Flow of such Target for that portion of the rolling four quarter period during which the Target was not a Subsidiary of the Borrower, and (ii) the actual Cash Flow of the Target for that portion of the rolling four quarter period during which the Target constitutes a Subsidiary of the Borrower. For the purposes of illustration of the proviso to the preceding sentence, if a Target is acquired on March 31, 2000 and the ratio contemplated by this clause (g) shall be determined for the period ending June 30, 2000, then such Target's pro forma Cash Flow as it existed prior to the acquisition for the quarters ending September 30, 1999, December 31, 1999 and March 31, 2000, together with such Target's actual Cash Flow as a Subsidiary of the Borrower for the quarter ending June 30, 2000, shall be taken into account for the purposes of calculating this ratio.

     (h) PROCEEDS. The Borrower shall use the proceeds of the Loans and the Standby Letters of Credit for the Permitted Uses and for no other purpose.

          (i) PAYMENT OF DEBTS AND TAXES. The Borrower and its Subsidiaries shall pay all debts, liabilities, taxes, assessments and other governmental charges when due in the ordinary course; provided, however, that no such debt, liability, tax, assessment or other governmental charge need be paid if such is being contested in good faith by appropriate legal proceedings promptly initiated and diligently conducted and if such reserves or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor.

          (j) CONDUCT OF BUSINESS. The Borrower and its Subsidiaries shall continue to engage in business of the same general type as now conducted by the Borrower or Subsidiary. The Borrower and its Subsidiaries will conduct and manage their respective business and affairs in the ordinary course, and shall take all steps necessary and reasonable for the purpose of preserving the value of their respective business and assets.

          (k) PRESERVATION OF CORPORATE EXISTENCE. The Borrower and its Subsidiaries shall at all times preserve and keep in full force and effect their respective corporate existence and their respective rights, privileges, licenses and franchises which are necessary in the normal conduct of their business; provided, however, that without the consent of the Required Lenders, the Borrower may cause any non-operating Subsidiary not a party to any Loan Document or CACI Nederland B.V. to cease its corporate existence so long as the assets of such entity are distributed to its parent company prior to such cessation; and provided, further, that any Domestic Subsidiary of the Borrower may merge with and into any other Domestic Subsidiary of the Borrower, and any Foreign Subsidiary of the Borrower may merge with and into any other Foreign Subsidiary of the Borrower, so long as the surviving entity resulting from such merger shall have succeeded to all rights, assets, liabilities, obligations and properties of the disappearing entity.

          (l) BOOKS AND RECORDS. The Borrower and its Subsidiaries shall at all times keep and maintain complete and accurate books, accounts and records of its operations and affairs in accordance with customary and sound business practices, and shall permit each Lender and the Agent and their respective officers, employees, agents and representatives to, from time to time upon reasonable notice, have access to its place of business, examine such books, accounts and records and make copies thereof and discuss the affairs and finances of the Borrower or its Subsidiary with any of their respective officers or directors.

           (m) INSURANCE. The Borrower and its Subsidiaries shall maintain in full force and effect policies of insurance with responsible and reputable insurance companies or associations in such amounts as are within an acceptable range for and covering such risks as are usually and customarily insured against by companies engaged in similar businesses and owning similar properties in the same general area in which the Borrower or Subsidiary is engaged.

           (n) COMPLIANCE WITH LAWS. The Borrower and its Subsidiaries shall comply with all applicable laws, rules, regulations and orders of any governmental or regulatory body or authority, a breach of which could have a material adverse effect on the financial condition or business of the Borrower and its Consolidated Subsidiaries (taken as a whole).

           (o) COMPLIANCE WITH LOAN DOCUMENTS. The Borrower and its Subsidiaries shall comply with the terms and agreements contained in each Loan Document to which they are a party.

           (p) LENDING RELATIONSHIP WITH THE AGENT. The Borrower shall maintain with the Agent the Borrower Account.

           (q) PARENT OWNERSHIP OF CONSOLIDATED SUBSIDIARIES. The Borrower will, at all times, either directly or indirectly own all of the shares of each class of capital stock of each Subsidiary thereof; provided, however, that, in the case of any Foreign Subsidiary, not more than three percent (3%) of such shares may be owned by Persons other than the Borrower or its Subsidiaries. So long as any Obligation remains outstanding, the Borrower shall continue to consolidate the accounts of each its Foreign and Domestic Subsidiaries on the consolidated financial statements of the Borrower.

           (r) NOTICE OF DEFAULT. The Borrower shall, promptly after becoming aware thereof, deliver to each Lender and the Agent notice of any Event of Default and Potential Event of Default, and such notice shall contain an express reference to this Agreement and that such notice is a "notice of an Event of Default" or "notice of Potential Event of Default," as the case may be.

           (s) NOTICE OF ENVIRONMENTAL CLAIMS. The Borrower shall deliver to each Lender and the Agent a copy of any notice or other communication (i) alleging any violation by the Borrower or its Subsidiaries of any laws or regulations concerning the discharge of substances into the environment and other environmental control matters or (ii) under which the Borrower or its Subsidiaries shall admit to any such violation. Each copy of any such notice shall be delivered to the Lenders and the Agent promptly following the receipt or issuance thereof by the Borrower or such Subsidiary.

           (t) PAYMENTS PARI PASSU. Under applicable laws in force from time to time, the claims and rights of the Lenders and the Agent against the Borrower and its Subsidiaries under the Loan Documents will not be subordinate to, and will rank at least pari passu with, the claims and rights of each other unsecured creditor of the Borrower and its Subsidiaries.

           (u) YEAR 2000 COMPLIANCE. The Borrower will promptly notify the Agent in the event the Borrower discovers or determines that any computer application (including those of its suppliers and vendors) that is material to its or any of its Subsidiaries' business and operations will not be Year 2000 Compliant on a timely basis, except to the extent that such failure could not reasonably be expected to have a material adverse effect upon the Borrower and the Guarantors, taken as a whole.

Section 6.2 NEGATIVE COVENANTS. The Borrower covenants and agrees for itself and its Subsidiaries (in which case the Borrower shall cause such Subsidiaries to take or refrain from taking the actions described below), that, so long as this Agreement shall remain in effect or any Obligation shall remain unpaid:
     (a) LIENS. The Borrower and its Subsidiaries, taken as a whole, shall not, directly or indirectly, create, incur, assume, grant, pledge or permit to exist any Lien on the property or assets of the Borrower and its Subsidiaries, taken as a whole, whether now owned or hereafter acquired, or any income or profits therefrom, other than:

           (i) any Lien (other than a Lien arising out of a purchase money security interest) which, together with all such other similar Liens, are no greater than $250,000;

           (ii) any Lien which shall constitute a purchase money security interest which, together with all such other similar Liens, are no greater than $5,000,000; and

           (iii) the Lien granted by the CACI N.V. under the Pledge Agreement and the Lien granted by the Borrower under the Notarial Deed.

     (b) INDEBTEDNESS. Neither the Borrower nor its Subsidiaries shall, directly or indirectly, create, incur, assume or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, other than:

           (i) the Indebtedness incurred by the Borrower hereunder and evidenced by the Revolving Notes and the Swing Line Note and the Indebtedness of the Guarantors under the Subsidiary Guarantee;

           (ii) the Indebtedness incurred by CACI Limited under the loan documents evidencing the U.K. Debt;

           (iii) the Indebtedness evidenced by the Standby Letters of Credit, if any, issued by the Lender in accordance with Section 2.3 hereof;

           (iv)  indebtedness of the type described in clauses (i) and (ii) of
Section 6.2(a) which does not exceed (in each case in the aggregate and as to the Borrower and its Subsidiaries, taken as a whole) the respective amounts set forth in such clauses (i) and (ii) of Section 6.2(a);

           (v) (A) any guarantee, suretyship agreement, other similar arrangement effecting the assumption of a debt or obligation of Borrower or any Subsidiary, or the endorsement of any promissory note or other instrument of obligation of any other Subsidiary thereof, in each case which is entered into in the ordinary course of the Borrower's or Subsidiary's business and is necessary and beneficial in connection with the operation thereof, or (B) any guarantee, suretyship agreement, other similar arrangement effecting the assumption of a debt or obligation of any Person (other than the Borrower or Subsidiary thereof), or the endorsement of any promissory note or other instrument of obligation of any Person (other than the Borrower or Subsidiary thereof), in each case which is entered into in the ordinary course of the Borrower's or its Subsidiaries' business, is necessary and beneficial in connection with the operation thereof and the aggregate amount of all such guarantees, suretyship agreements, or other similar arrangements shall not exceed in the aggregate $1,000,000.00; and

           (vi) trade debt, operating leases, accounts payable and other similar indebtedness incurred in the ordinary course of the Borrower's or its Subsidiaries' business.

     (c) CAPITAL STOCK. Without the prior written consent of the Required Lenders, neither the Borrower nor any Subsidiary thereof shall, directly or indirectly, repurchase, redeem or retire any of their capital stock, create new classes of capital stock, declare or pay any cash dividends on their capital stock, except that the Borrower may:

           (i) repurchase from time to time the capital stock of the Borrower provided such repurchases do not, throughout the term of this Agreement, exceed in the aggregate $10,000,000.00 and, provided further, that after giving effect to any such repurchase, the Borrower shall be in compliance with all provisions of this Agreement (including, without limitation, all financial ratios contained in Section 6.1 hereof based on the financial statements most recently provided by the Borrower to the Lenders);

           (ii) declare and pay dividends or make other distributions on its capital stock if the Borrower would be in compliance with all provisions of this Agreement, including without limitation the financial ratios contained in
Section 6.1 hereof after giving effect to the payment or distribution thereof;
and

           (iii) issue securities authorized under stock incentive plans described in the Borrower's Form 10-K or Proxy Statement.

     (d) LOAN. Neither the Borrower (nor any Subsidiary thereof) shall, directly or indirectly, make any loans or advances to any corporate officers or directors, or any employees, or any insiders or affiliates (as defined in the Exchange Act) or to any Subsidiary of the Borrower not a party to the Subsidiary Guarantee, other than:

           (i) travel, relocation and other salary advances made in the ordinary course of the Borrower's or its Subsidiaries' business;

           (ii) loan the proceeds of the Revolving Loans or Swing Line Loans to any Subsidiary of the Borrower that is not a party to the Subsidiary Guarantee for the purpose of financing the acquisition of any Target as contemplated by, and in accordance with the limitations contained in, Section 6.1(e) hereof (provided such Subsidiary shall have become a party to the Subsidiary Guarantee in accordance with Section 6.2(h) hereof); and

           (iii) loans to any officer of the Borrower for the purpose of enabling such officer to purchase securities of the type described in Section 6.2(c)(iii) hereof; provided that the aggregate amount of all loans made pursuant to this clause and outstanding from time to time shall not exceed $500,000.00.

     (e) NO MERGER OR ACQUISITION. Without the prior written consent of the Required Lenders, neither the Borrower nor any Subsidiary thereof shall acquire, whether by stock or asset purchase, merger, consolidation or other business combination, any corporation, partnership, joint venture or other business organization (any such entity, the "Target"); provided, however, that the Borrower or any direct or indirect Consolidated Subsidiary thereof may acquire, either by way of stock or asset acquisition, merger, consolidation or otherwise, one or more Targets involved in a line of business similar to the line of business of the Borrower if:

           (i) for any calendar year during the term of this Agreement, the aggregate consideration (whether such consideration shall consist of stock, cash, the assumption of debt, or otherwise, and whether or not paid at closing or deferred) (any such consideration, "Acquisition Consideration") paid for all Targets acquired during such calendar year shall not exceed $60,000,000.00; provided, however, that if Borrower either directly or indirectly shall so acquire QuesTech, Inc., a Virginia corporation, on or before December 31, 1998, then, solely with respect to the calendar year ending December 31, 1998, such aggregate consideration paid for all Targets during such calendar year ending December 31, 1998 shall not exceed $75,000,000.00;

           (ii) for any calendar year during the term of this Agreement, the cash component (which, for the purposes of this clause (ii), shall include all cash and cash equivalents and the assumption of debt, whether or not paid at closing or deferred) of Acquisition Consideration paid for all Targets acquired during such calendar year shall not exceed $40,000,000.00; provided, however, that if Borrower either directly or indirectly shall so acquire QuesTech, Inc., a Virginia corporation, on or before December 31, 1998, then, solely with respect to the calendar year ending December 31, 1998, such cash component of Acquisition Consideration paid for all Targets acquired during such calendar year ending December 31, 1998 shall not exceed $55,000,000.00;

           (iii) such Target's earnings before interest, taxes, depreciation and amortization shall, for the 12 month period immediately preceding the acquisition of such Target, be greater than $0.00;

           (iv) the Borrower and its Subsidiaries shall, after giving effect to the acquisition of any such Target as provided above, be in compliance with all of the terms of this Agreement including the financial covenants described in Sections 6.1(e), 6.1(f) and 6.1(g) hereof as determined on a pro-forma basis;

           (v) such acquisition, merger, consolidation (or otherwise) is not hostile or pursued by way of tender offer, proxy contest or other contested manner (unless the Required Lenders shall have waived in writing compliance with this clause (v));

           (vi) for any calendar year during the term of this Agreement (including the calendar year beginning January 1, 1998), Targets that are not organized under the laws of a state of the United States of America or the District of Columbia may not be so acquired except to the extent that the Aggregate Consideration paid for all such Targets during such calendar year does not exceed $5,000,000.00;

           (vii) such Target shall have become a party to the Subsidiary Guarantee pursuant to an instrument in writing satisfactory to the Agent (unless such Target shall, after giving effect to the acquisition thereof, constitute a Foreign Subsidiary, in which case the entity acquiring the capital stock or other equity interests of such Target shall pledge to the Agent for the benefit of the Lenders, pursuant to a pledge agreement satisfactory to the Agent, not more than 65% of the issued and outstanding shares of capital stock or other equity interests of such Target); and

           (viii) three (3) Business Days prior to consummation thereof, the Borrower shall have delivered to the Agent (which shall promptly deliver a copy to the Lenders) a certificate, executed by an Authorized Officer of the Borrower, demonstrating in sufficient detail compliance with the financial covenants contained in this Section 6.2(e) and, further, certifying that, after giving effect to the consummation of such acquisition, merger, consolidation (or otherwise), the representations and warranties of the Borrower contained herein will be true and correct and that the Borrower, as of the date of such consummation, will be in compliance with all other terms and conditions contained herein.

     (f) MODIFICATIONS OF U.K. DEBT. CACI Limited shall not amend or modify in any respect any of the agreements or instruments delivered in connection with the U.K. Debt, the effect of which would, as a result thereof, contravene any of the provisions contained herein, increase the aggregate amount of the loan facility thereunder (which, as of the date hereof, is 500,000 Pounds Sterling) or otherwise adversely effect the ability of the Borrowers to make any payments of the principal of, or interest on, any Loan or of any Unused Portion Fee or Administrative Fee or L/C Fee or Fronting Fee or of any other amounts payable hereunder, in each case in accordance with the provisions hereof.

     (g) FISCAL YEAR. The Borrower and its Subsidiaries shall not, without the prior written consent of the Required Lenders, make any material change in accounting policies or reporting practices, including a change in their Fiscal Year.

     (h) ADVANCES TO SUBSIDIARIES AND AFFILIATES. The Borrower shall not, without the prior written consent of the Required Lenders, make any advances (either directly or indirectly), whether such advances are made from the proceeds of the Revolving Loans, any Swing Line Loan or Standby Letters of Credit or otherwise, to any of its Subsidiaries or Affiliates not a party to the Subsidiary Guarantee unless such Subsidiary or Affiliate shall have entered into an agreement or instrument (in form and substance acceptable to the Required Lenders) pursuant to which such Subsidiary or Affiliate shall have agreed to be bound by all of the terms, conditions, covenants and agreements contained in the Subsidiary Guarantee and such Subsidiary or Affiliate shall have delivered such documents, certificates and opinions as any Lender may reasonably request to implement such agreement or instrument.

     (i) CREATION OF SUBSIDIARIES. Neither the Borrower nor any Subsidiary thereof shall create or cause to be formed any Subsidiary without the consent of the Required Lenders unless such Subsidiary is a Consolidated Subsidiary of the Borrower and agrees to be bound by the terms and conditions of the Subsidiary Guarantee pursuant to an agreement of the type and to the extent described in clause (h) above; provided, however, that the Borrower or any of its Domestic Subsidiaries may form a Domestic Subsidiary for the purpose of implementing or giving effect to any acquisition permitted by Section 6.2(e) without such newly formed Domestic Subsidiary being required to be a party to the Subsidiary Guarantee so long as such newly formed Domestic Subsidiary shall have received none of the proceeds of any Loan or shall have no material assets.

     (j) DISPOSITION OF ASSETS. Neither the Borrower nor any Subsidiary thereof shall, without the prior written consent of the Required Lenders, sell, transfer or otherwise dispose of (including by way of a sale and leaseback transaction) any its assets (whether real or personal) other than in the ordinary and usual course of its business.

     (k) PERMITTED INVESTMENTS. Neither the Borrower nor the Subsidiary thereof shall, without the prior written consent of the Required Lenders, make any investment in any security (whether consisting of debt or equity or a partnership, limited liability company or other interest) or like instrument except for Permitted Investments (it being understood and agreed that this clause (k) shall not prohibit the investment in any Target to the extent permitted by the provisions of Section 6.2(e) hereof).


                                 ARTICLE VII

                              EVENTS OF DEFAULT

Section 7.1 EVENTS OF DEFAULT. If one or more of the following events or conditions (each, an "Event of Default") shall occur and be continuing, that is to say:
     (a) the Borrower defaults in the payment of principal of any Revolving Note or the Swing Line Note when due, or any Guarantor defaults in observance or performance of any agreement contained in Section 2 of the Subsidiary Guarantee; or

     (b) the Borrower defaults in the payment of interest on any Loan, or of the Unused Portion Fee, the Administrative Fee, any L/C Fee, the Fronting Fee or of any other fee, expense or other amount payable hereunder after the same becomes due and payable for more than three (3) Business Days after notice thereof has been given by the Agent to the Borrower (which notice may be telephonic); or

     (c) the Borrower or any Subsidiary defaults in any payment of principal of or interest on, or fees and expenses relating to any other obligation for borrowed money (including without limitation the obligations arising under the U.K. Debt) beyond any period of grace provided with respect thereto or in the performance of any other agreement, term or condition contained in any instrument or agreement evidencing, securing, guaranteeing or otherwise relating to any such obligation and shall not have cured such default within any period of grace provided by such agreement and such obligation, either individually or in the aggregate, is for an amount in excess of $250,000 of the Indebtedness of the Borrower; or

     (d) any written representation or warranty made by the Borrower, the Guarantors or the Pledgors in or pursuant to this Agreement or any other Loan Document or in any other documents, certificates, financial statements or reports furnished by the Borrower, the Guarantors or the Pledgors or any Subsidiary of any thereof in connection with the transactions contemplated hereby shall prove to have been false or misleading in any material respect as of the time made or furnished; or

     (e) (i) the Borrower shall default in the performance or observance of any covenant, condition or agreement contained in clause (c), (d), (h), (j),
(k), (l), (m), (s) or (t) of Section 6.1 and such default shall remained unremedied for more than ten (10) Business Days, or (ii) the Borrower shall default in the performance or observance of any other covenant, condition or agreement contained in Section 6.1 or any covenant, condition or agreement contained in Section 6.2; or

     (f) the Borrower shall default in the performance or observance of any other covenant, condition or provision hereof or in any other Loan Document or any Pledgor shall default in the performance or observance of any covenant, condition or provision in the Pledge Agreement or in the Notarial Deed or any Guarantor shall default in the performance or observance of any covenant, condition or provision in the Subsidiary Guarantee (other than Section 2 thereof, as to which clause (a) of this Section 7.1 relates), as the case may be, and such default shall not be remedied within thirty (30) days after written notice thereof is received by the Borrower (or, in the case of a default under the Pledge Agreement, the Subsidiary Guarantee or the Notarial Deed, as the case may be, the applicable Pledgor or Guarantor) from any Lender or the Agent; or

     (g) a proceeding (other than a proceeding commenced by the Borrower or any Subsidiary thereof, as the case may be) shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of the Borrower or such Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Borrower or such Subsidiary or for any substantial part of its total assets, or for the winding-up or liquidation of its affairs and such proceedings shall remain undismissed or unstayed and in effect for a period of thirty (30) consecutive days or such court shall enter a decree or order granting the relief sought in such proceeding; or

     (h) the Borrower or any Subsidiary thereof, as the case may be, shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Borrower or such Subsidiary or for any substantial part of its total assets, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action in furtherance of any of the foregoing; or

     (i) a judgment or order shall be entered against the Borrower or any Subsidiary thereof, by any court, and (i) in the case of a judgment or order for the payment of money, either (A) such judgment or order shall continue undischarged and unstayed for a period of fifteen (15) days in which the aggregate amount of all such judgments and orders exceeds $100,000 or (B) enforcement proceedings shall have been commenced upon such judgment or order and (ii) in the case of any judgment or order for other than the payment of money, such judgment or order could, in the reasonable judgment of any Lender, together with all other such judgments or orders, have a materially adverse effect on the Borrower and its Subsidiaries taken as a whole; or

     (j) subject to the proviso contained in Section 6.1(q) hereof, the Borrower shall cease to own (either directly or indirectly) 100% of the outstanding capital stock or other equity interests of its Subsidiaries; or

     (k) the occurrence of a material adverse change in the financial condition, properties or assets of the Borrower and its Consolidated Subsidiaries, taken as a whole; or

     (l) (i) any Termination Event shall occur with respect to any Benefit Plan, (ii) any Accumulated Funding Deficiency, whether or not waived, shall exist with respect to any Benefit Plan, (iii) any Person shall engage in any Prohibited Transaction involving any Benefit Plan, (iv) the Borrower or any ERISA Affiliate shall be in "default" (as defined in ERISA Section 4219(c)(5)) with respect to payments owing to a Multiemployer Benefit Plan as a result of the Borrower's or any ERISA Affiliate's complete or partial withdrawal (as described in ERISA Section 4203 or 4205) from such Multiemployer Benefit Plan,
(v) the Borrower or any ERISA Affiliate shall fail to pay when due an amount that is payable by it to the Pension Benefit Guaranty Corporation or to a Benefit Plan under Title IV of ERISA, or (vi) a proceeding shall be instituted by a fiduciary of any Benefit Plan against the Borrower or any ERISA Affiliate to enforce ERISA Section 515 and such proceeding shall not have been dismissed within 30 days thereafter, except that no event or condition referred to in clauses (i) through (vi) shall constitute an Event of Default if it, together with all other such events or conditions at the time existing, has not had, and in the reasonable determination of the Required Lenders will not have, a materially adverse effect on the Borrower and its Subsidiaries, taken as whole; or

     (m) if (i) the Borrower or any Subsidiary thereof shall be suspended or debarred from contracting with the United States Government and such suspension or debarment shall not have been lifted within fifteen (15) days after the imposition thereof, or (ii) the United States Government shall have terminated any contract to which the Borrower or any Consolidated Subsidiary thereof is a party and such termination would have a material adverse effect upon the financial condition or prospects of the Borrower and its Consolidated Subsidiaries, taken as a whole;

     (n) the occurrence of a Change in Control or a Potential Change in Control; then, and upon any such event, the Agent, with the consent of the Required Lenders, may (1) upon notice to the Borrower declare the entire outstanding principal amount, if any, of the Revolving Notes, the Swing Line Note, any and all accrued and unpaid interest thereon, the aggregate amount outstanding under all Standby Letters of Credit, any and all accrued and unpaid Unused Portion Fee, Administrative Fee, L/C Fees and the Fronting Fee, and any and all other amounts payable by the Borrower to the Lenders or the Agent under this Agreement or the Revolving Notes or the Swing Line Note to be forthwith due and payable, whereupon the entire outstanding principal amount, if any, of the Revolving Notes and the Swing Line Note, together with any and all accrued and unpaid interest thereon, the aggregate amount outstanding under all Standby Letters of Credit, any and all accrued and unpaid Unused Portion Fee, Administrative Fee, the fees in respect of Standby Letters of Credit, and any and all other such amounts and such reimbursement shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of the entry of an order for relief with respect to the Borrower or its Subsidiary under the Bankruptcy Code, any principal amount of the Revolving Notes and the Swing Line Note then outstanding, together with any and all accrued and unpaid interest thereon, the aggregate amount outstanding under all Standby Letters of Credit, any and all accrued and unpaid Unused Portion Fee, Administrative Fee and any fee in respect of any Standby Letter of Credit, and any and all such other amounts shall thereupon automatically become and be due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower; (2) terminate or reduce the Revolving Loan Commitment; (3) exercise any rights and remedies available to it under any Loan Document (including without limitation the Subsidiary Guarantee, the Pledge Agreement and the Notarial Deed) or under applicable laws, including without limitation any rights and remedies of a secured party under the Uniform Commercial Code in effect in the Commonwealth of Virginia and under the Netherlands Civil Code and under any other applicable laws.


                                ARTICLE VIII

                                  THE AGENT

Section 8.1   APPOINTMENT OF AGENT.

     (a) APPOINTMENT GENERALLY. Each of the Lenders hereby designates and appoints NationsBank, N.A. as the Agent of such Lender under this Agreement and the other Loan Documents, and each of the Lenders hereby irrevocably authorizes the Agent to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers as are set forth herein and therein, together with such other powers as are incidental thereto. The Agent agrees to act as such on the express conditions contained in this Article VIII.

     (b) AGENT ACTS FOR LENDERS. The provisions of this Article VIII are solely for the benefit of the Agent and the Lenders and the Borrower shall have no right (including as third party beneficiary) to rely on or enforce any of the provisions hereof. In performing its functions and other duties under this Agreement and the other Loan Documents, the Agent shall act solely as agent for the Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for the Borrower or any of their Affiliates.

Section 8.2   NATURE OF DUTIES; NON-RELIANCE ON AGENT AND OTHER LENDERS.

     (a) The Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement or in the other Loan Documents. The duties of the Agent shall be mechanical and administrative in nature. The Agent shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender and is not a trustee for the Lenders. Nothing in this Agreement or any of the other Loan Documents, expressed or implied, is intended to or shall be construed to impose upon the Agent any obligations in respect of this Agreement or any of the other Loan Documents except as expressly set forth herein and therein. If the Agent seeks the consent or approval of the Lenders to the taking or refraining from taking of any action hereunder, the Agent shall send notice thereof to each Lender. The Agent shall promptly notify each Lender at any time the Required Lenders or all of the Lenders, as the case may be, have instructed the Agent to act or refrain from acting pursuant hereto. The Agent may execute any of its duties hereunder or under any other Loan Document by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

     (b) Each Lender expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Agent or any Affiliate thereof hereinafter taken, including any review of the affairs of the Borrower or any Subsidiary thereof, shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower and its Subsidiaries and made its own decision to make its Loans and issue or participate in the issuance of Standby Letters of Credit hereunder and enter into this Agreement and the other Loan Documents to which it is a party. Each Lender covenants that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement or any other Loan Document to which it is a party, and to make such investigations as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower and its Subsidiaries. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, assets, property, financial and other conditions, prospects or creditworthiness of the Borrower and its Subsidiaries which may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

Section 8.3 RIGHTS, EXCULPATION, ETC. Neither the Agent nor any of its Affiliates nor any of their respective officers, directors, employees, agents, attorneys or consultants shall be liable to any Lender for any action taken or omitted by it or such Person hereunder or under any of the other Loan Documents, or in connection herewith or therewith, except that (i) the Agent shall be obligated on the terms set forth herein for performance of its express obligations hereunder, and (ii) neither the Agent nor any such other Person shall have any liability hereunder or under any other Loan Document except to the extent arising out of its own gross negligence or willful misconduct (as determined by the final judgment of a court of competent jurisdiction). The Agent shall not be liable for any apportionment or distribution of payments made by it in good faith pursuant to the terms of this Agreement and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due, but not made, shall be to recover from other Lenders any payment in excess of the amount to which they are determined to have been entitled. The Agent shall not be responsible to any Lender for any recitals, statements, representations or warranties made by the Borrower or Subsidiary thereof in this Agreement or in any other Loan Document or in any other document, certificate report or financial statement delivered by the Borrower or any Subsidiary thereof in connection herewith or therewith or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, or sufficiency of this Agreement or any of the other Loan Documents, or any of the transactions contemplated thereby, or for the financial condition of the Borrower or any of its Subsidiaries. The Agent shall not be required to make any inquiry concerning conditions of this Agreement or any of the Loan Documents or the financial condition of the Borrower or its Subsidiaries or the existence or possible existence of any Potential Event of Default or Event of Default. The Agent may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the other Loan Documents the Agent is permitted or required to take or to grant, and if such instructions are promptly requested, the Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not incur any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from the Required Lenders or, to the extent specifically provided herein, all the Lenders or unless it shall first be indemnified by the Lenders against any and all liability and expense which may be incurred by it by reason of refraining to take any action or withholding any approval. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Lenders or, to the extent specifically provided herein, all the Lenders, and such instructions shall be binding upon all Lenders (including their successors and assigns).

Section 8.4   RELIANCE; NOTICE OF DEFAULT.

     (a) The Agent shall be entitled to rely upon any written notice, statement, certificate, order, letter, cablegram, telegram, telecopy, telex or teletype message, statement or other document or any telephone message believed by it in good faith to be genuine and correct and to have been signed or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the other Loan Documents and its duties hereunder or thereunder, upon advice of legal counsel (including counsel for the Borrower, the Guarantors or the Pledgors), independent public accountants and other experts selected by it with reasonable care. The Agent may deem and treat each Lender as the owner of its interests hereunder for all purposes unless and until the Agent shall have received a duly executed instrument of assignment as contemplated by Section 9.8(c) hereof and the other conditions to assignment, to the extent applicable, shall have been satisfied.

     (b) The Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Potential Event of Default unless the Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Event of Default or Potential Event of Default and stating that such notice is a "notice of Event of Default" of "notice of Potential Event of Default", as the case may be. The Agent shall take such action with respect to such Event of Default or Potential Event of Default as shall be reasonably directed by the Required Lenders.

Section 8.5 INDEMNIFICATION. To the extent that the Agent is not reimbursed and indemnified by the Borrowers or the Borrowers fail upon demand by the Agent to perform their obligations to reimburse or indemnify the Agent, the Lenders will severally reimburse and indemnify the Agent for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by the Agent under this Agreement or any of the other Loan Documents, in proportion to each Lender's Pro Rata Share; provided, that no Lender shall be liable for (i) any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct (as determined by the final judgment of a court of competent jurisdiction) or (ii) the legal fees and expenses incurred by the Agent in connection with the execution and delivery of this Agreement and the other Loan Documents (to the extent not reimbursed by the Borrower). The obligations of the Lenders under this Section 8.5 shall survive the payment in full of the Revolving Loans and the Swing Line Loans and the termination of this Agreement.

Section 8.6 THE AGENT INDIVIDUALLY. With respect to its Pro Rata Share hereunder and the Revolving Loans, Swing Line Loans, if any, and Standby Letters of Credit made by it, the Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The term "Lenders" or "Required Lenders" or any similar terms shall, unless the context clearly otherwise indicates, include the Agent in its individual capacity as a Lender. The Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with the Borrower as if it were not acting as Agent pursuant hereto.

Section 8.7   SUCCESSOR AGENT; RESIGNATION OF AGENT.

     (a) The Agent may resign from the performance of its functions and duties hereunder at any time by giving at least twenty (20) days' prior written notice to the Lenders and the Borrower. In the event that the Agent gives notice of its desire to resign from the performance of its functions and duties as Agent, any such resignation shall take effect only upon the acceptance by a successor Agent of appointment pursuant to clauses (b) and
(c)  below.

     (b) The Required Lenders shall jointly appoint a successor Agent, which shall be a Lender hereunder.

     (c) If a successor Agent shall not have been so appointed within said twenty (20) day period, the retiring Agent shall then appoint a successor Agent who shall serve as Agent until such time, if any, as the Lenders appoint a successor Agent as provided above, it being understood and agreed that any successor Agent so appointed by the retiring Agent pursuant to this clause (c) need not be, notwithstanding the provisions of clause (b) above, a Lender hereunder so long as such successor Agent is a commercial bank organized under the laws of the United States of America or of any State thereof or of the District of Columbia and has a combined capital and surplus of at least $400,000,000.00.

     (d) Upon the appointment of a successor Agent, the term "Agent" shall, for all purposes of this Agreement and the other Loan Documents, thereafter include such successor Agent, the retiring Agent shall be discharged from its duties and obligations as Agent, as appropriate, under this Agreement and the other Loan Documents and the successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, except that the retiring Agent shall reserve all rights as to obligations accrued or due to it, in its capacity as such, at the time of such succession and all rights (whenever arising) under Section 9.10 hereof.

Section 8.8 CERTAIN MATTERS REQUIRING THE CONSENT OF ALL LENDERS. Subject to the provisions of Section 8.9(ii) hereof, the consent of all the Lenders shall be required for taking any of the following required or permitted actions hereunder:

     (i) any decrease or increase in any interest rate or margin applicable to any Loan or in any fee payable hereunder, or change in the method of computing the interest rate or margin applicable to any Loan or in any fee payable hereunder;

     (ii)   any change in the Maturity Date;

     (iii)  any increase in the Facility Amount;

     (iv) the release of any collateral, including but not limited to the CACI Limited Shares and the CACI N.V. Shares;

     (v)    any change in the definition of Required Lenders;

     (vi) any assignment or delegation of Borrower's Obligations and rights hereunder;

     (vii)  any change in the definition of Pro Rata Share;

     (viii) any amendment, modification or waiver of this Section 8.8; and

     (ix) any postponement of the date of payment of any principal, interest or fees (other than the Administrative Fee, which may be postponed or waived at the sole discretion of the Agent) due hereunder.

For the avoidance of doubt, all other actions, consents, waivers and amendments permitted or required hereunder by the Lenders shall be by the Required Lenders (unless such action, consent, waiver or amendment shall relate only to an individual Lender, in which case such action may be taken by such Lender individually).

Section 8.9 DEFAULTING LENDERS VOTE NOT COUNTED. Whenever the "Required Lenders" or "all the Lenders" shall be required or permitted to take any action pursuant to the provisions of any Loan Document, for so long as a Lender shall be in default of its obligation to advance its Pro Rata Share of any Loan or advance any other funds to the Agent or any other Lender as required hereunder:

     (i) until the earlier of the cure of such default and the termination of the Revolving Loan Commitment, the term Required Lenders for purposes of this Agreement shall mean Lenders (excluding all Lenders whose default shall have not been cured) whose Pro Rata Shares represent more than sixty-six and two-thirds percent (66 2/3%) of the aggregate Pro Rata Shares of such Lenders; and

     (ii) until the earlier of the cure of such default and the termination of the Revolving Loan Commitment, the term "all the Lenders" for purposes of this Agreement shall mean Lenders (excluding all Lenders whose default shall have not been cured) whose Pro Rata Shares represent one hundred percent (100%) of the aggregate Pro Rata Shares of such Lenders.


                                 ARTICLE IX

                               MISCELLANEOUS

Section 9.1 AMENDMENTS AND WAIVERS; CUMULATIVE REMEDIES. No delay or failure of any Lender or the Agent or the holder of any the Revolving Notes or the Swing Line Note in exercising any right, power or privilege hereunder or under any other Loan Document shall affect such right, power or privilege; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or privilege preclude any further exercise thereof or of any other right, power or privilege. The rights and remedies of any Lender or the Agent or any other holder of the Revolving Notes or the Swing Line Note are cumulative and not exclusive of any rights or remedies which any of them would otherwise have. Neither this Agreement or any other Loan Document, nor any term, condition, representation, warranty, covenant or agreement hereof or thereof, may be changed, waived, discharged or terminated orally but only by an instrument in writing executed by the party against whom such change, waiver, discharge or termination is sought. Any waiver, permit, consent or approval of any kind or character (whether involving a breach, default, provision, condition or term hereof or otherwise) on the part of any Lender or the Agent or any other holder of any Note, or of the Borrower under this Agreement, or under any other Loan Document shall be effective only in the specific instance and for the purpose for which given and only to the extent set forth specifically in writing. No notice or demand given hereunder shall entitle the recipient thereof to any other or further notice or demand in similar or other circumstances.

Section 9.2 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations, warranties, covenants and agreements of the Borrower, the Guarantors and the Pledgors contained herein or made in writing in connection herewith shall survive the execution and delivery of this Agreement, the Subsidiary Guarantee, the Pledge Agreement and the Notarial Deed, the making of Loans hereunder and the issuance of the Notes.

Section 9.3 SUPERVENING ILLEGALITY. If, after the Effective Date, as the result of (i) the adoption of any law, rule or regulation by any Governmental Body, (ii) any change in the existing laws, rules and regulations of any Governmental Body, (iii) the issuance of any order or decree by any Governmental Body, (iv) any change in the interpretation or administration of any applicable law, rule, regulation, order or decree by any Governmental Body (including any central bank or similar agency) charged with the interpretations or administration thereof, or (v) compliance by any Lender with any request or directive (whether or not having the force of law) of any Governmental Body, it shall be unlawful or impossible for any Lender to maintain the Revolving Loans or the Swing Line Loans, such Lender shall so notify the Borrower and the Agent and such Lender, by giving the Borrower at least one hundred twenty (120) Business Days' prior written notice, may require the Borrower to prepay the aggregate principal amount of, and all accrued and unpaid Unused Portion Fee and all other fees and all accrued and unpaid interest on, the Revolving Loans and the Swing Line Loans, as the case may be (together with any other amounts that may become payable hereunder as a result thereof, including all amounts pursuant to Section 9.10 of this Agreement), on a Business Day (the "Prepayment Date") specified in such notice. If after the date of this Agreement and prior to the initial Funding Date it shall become unlawful for any Lender to make any Revolving Loans or Swing Line Loans hereunder or to maintain its Commitment, this Agreement shall terminate forthwith with respect to such Lender and neither such Lender nor the Borrower shall have any further rights or obligations under this Agreement, provided, however, that the Borrower, in the event of any termination pursuant to this second sentence of Section 9.3, shall pay to such Lender the amount of all accrued and unpaid fees, if any, together with all amounts then due pursuant to Section 9.10 hereof. If it shall become unlawful for any such Lender to make any Revolving Loans or Swing Line Loans as provided in this Section 9.3, the Revolving Loan Commitment shall automatically be deemed to be decreased in the amount of such Lender's Pro Rata Share, and the Commitment of each such other Lender shall be adjusted accordingly.

Section 9.4 NO REDUCTION IN PAYMENTS. All payments due to the Lenders hereunder, and all other terms, conditions, covenants and agreements to be observed and performed by the Borrower hereunder, shall be made, observed or performed by the Borrower without any reduction or deduction whatsoever, including any reduction or deduction for any set-off, recoupment, counterclaim (whether sounding in tort, contract or otherwise) or tax.

Section 9.5 STAMP TAXES. The Borrower, on behalf of the Guarantors and the Pledgors, agrees to pay, and to save each Lender harmless from all liability for, any State or Federal stamp, transfer, documentary or similar taxes, assessments or charges (herein "Stamp Taxes"), and any penalties or interest with respect thereto, which may be assessed, levied, collected or imposed by or upon such Lender, or otherwise become payable by such Lender, in connection with the execution and delivery of this Agreement or the other Loan
Documents.

Section 9.6 NOTICES. Any notice, statement, request or demand required or permitted hereunder to be in writing may be given by telecopy, telex, cable or other customary means of electronic communication or by registered or certified mail (return receipt requested) or express courier, postage prepaid. All notices, statements, requests and demands given to or made upon any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given or made, in the case of telephonic notice (to the extent expressly permitted hereunder) when made, or in the case of any other type of notice, when actually received, if:

          to the Borrower, to it at:

               CACI International Inc
               1100 North Glebe Road
               Arlington, Virginia  22021
               Attention:  James P. Allen
               Telephone:(703) 841-7946
               Telecopy:(703) 522-6895

          if to the Agent, to it at:

               NationsBank, N.A.
               8300 Greensboro Drive
               Suite 550
               McLean, VA  22102
               Attention:  James W. Gaittens
               Telephone: (703) 761-8022
               Telecopy:(703) 761-8059

          and if to any Lender, to it at its
          address specified opposite its name
          on the signature pages hereto.

or such other address for notice as any party hereto may designate for itself in a notice to the other party, except in cases where it is expressly provided herein that such notice, statement, request or demand shall not be effective until received by the party to whom it is addressed.

Section 9.7   GOVERNING LAW.   THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS
(OTHER THAN THE NOTARIAL DEED) SHALL BE DEEMED TO BE CONTRACTS UNDER THE LAWS OF THE COMMONWEALTH OF VIRGINIA AND, FOR ALL PURPOSES, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF VIRGINIA WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES.

Section 9.8   SUCCESSORS AND ASSIGNS; PARTICIPATIONS; ASSIGNMENTS.

     (a) SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective permitted successors and assigns of the parties hereto, provided that the Borrower may not assign or transfer any of its interest hereunder without the prior written consent of the Lenders and the Agent.

     (b) PARTICIPATIONS. Any Lender may sell participation in all or any part of the Revolving Loans made by it or its Commitment or any other interest herein or in its Revolving Note or in any other document delivered or instrument delivered in connection herewith to another bank or other entity. In the case of such participation by a Lender, (i) the participant shall not have any rights under this Agreement or the applicable Revolving Note or any other document or instrument delivered in connection herewith (the participant's rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto), (ii) all amounts payable by the Borrower shall be determined as if such Lender had not sold such participation and (iii) the Borrower shall continue to deal directly with such Lender with respect to the transactions contemplated hereby.

     (c) ASSIGNMENTS. Each Lender may assign any of its rights or interests under the Loan Documents to one or more financial institutions, provided that:

           (i) each such assignment shall be in an amount not less than $10,000,000.00 (or such lesser amount if, after giving effect to such assignment and all other assignments by such Lender occurring substantially simultaneously therewith, such assigning Lender shall hold no Commitment or any Revolving Loan);

           (ii) each such assignment by a Lender of its Commitment or Revolving Loans shall be made in such manner so that the same portion of such Lender's Commitment, Revolving Loans, Revolving Note and obligations in respect of any Standby Letter of Credit is assigned to the respective assignee Lender;

           (iii) the assigning Lender shall pay to the Agent a one-time fee in the amount of $3,500.00; and

           (iv) the Agent shall have consented to such Assignment, which consent shall not be unreasonably withheld or delayed.

Upon execution and delivery by the assignee to the Borrower and the Agent of an instrument in writing pursuant to which such assignee agrees to be a "Lender" hereunder (if not already a Lender) having the Commitment and Revolving Loans specified in such assignment, and upon the consent of the Agent as provided above, the assignee shall have, to the extent of such assignment, the rights, benefits and obligations of a Lender hereunder holding the Commitment, Revolving Loans (or portions thereof) and Standby Letters of Credit or deemed participations therein, as applicable, assigned to it pursuant to such assignment (in addition to the Commitment, Revolving Loans (or portions thereof) and Standby Letters of Credit or deemed participations therein, as applicable, theretofore held by such assignee), and the assigning Lender shall, to the extent of such assignment, be relieved from its Commitment (or portion thereof) and other obligations hereunder so assigned.

Section 9.9 AFFIRMATIVE RATE OF INTEREST PERMITTED BY LAW. Nothing in this Agreement or in any Note shall require the Borrower to pay interest to the Agent for the account of the Lenders at a rate exceeding the maximum rate permitted by applicable law to be charged or received by the Lenders, it being understood that this Section 9.9 is not intended to make the criminal laws of any jurisdiction applicable in circumstances in which they would not otherwise apply. If the rate of interest specified herein, in any Revolving Note or in the Swing Line Note would otherwise exceed the maximum rate so permitted to be charged or received with respect to any amounts outstanding hereunder or under such Revolving Note or the Swing Line Note, the rate of interest required to be paid to the Agent for the account of the Lenders shall be automatically reduced to such maximum rate.

Section 9.10   COSTS AND EXPENSES; INDEMNIFICATION.

     (a) Without regard to whether the Effective Date shall have come into existence or whether any Revolving Loan or Swing Line Loan or Standby Letter of Credit shall have been made or issued hereunder, the Borrower, on behalf of the Guarantors and the Pledgors, shall pay to each Lender and the Agent, as the case may be, and reimburse each Lender and the Agent for, as the case may be, and save each Lender and the Agent, as the case may be, harmless from and indemnify each Lender and the Agent, as the case may be, against losses from:

           (i) in the case of the Agent, (x) all out-of-pocket cost and expenses of the Agent in connection with the preparation, execution, delivery, waiver, modification and amendment of this Agreement and any other Loan Document (to the extent applicable) and any other document or instrument delivered in connection with the transactions contemplated hereby, including, without limitation, the reasonable fees and expenses of counsel for the Agent with respect thereto, and (y) all out-of-pocket costs and expenses, if any (including without limitation, reasonable counsel fees and expenses), of such Agent in such capacity in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement and any other Loan Document and any other document or instrument delivered in connection with the transactions contemplated hereby, including, for the avoidance of doubt and without limitation, reasonable counsel fees and expenses in connection with the enforcement of rights under this clause (i); and

           (ii) in the case of any Lender, all out-of-pocket costs and expenses, if any (including without limitation, reasonable counsel fees and expenses), of such Lender in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement and any other Loan Document and any other document or instrument delivered in connection with the transactions contemplated hereby, including, for the avoidance of doubt and without limitation, reasonable counsel fees and expenses in connection with the enforcement of rights under this clause (ii).

     (b) The Borrower, on behalf of itself, the Guarantors and the Pledgors, shall indemnify and hold harmless each Lender, the Agent and their respective affiliates, officers, directors, employees, agents and advisors (each, an "Indemnified Person") from and against, and pay and reimburse each Indemnified Person for, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and disbursements of counsel) which may be incurred by or asserted or awarded against any Indemnified Person in each case arising out of or in connection with or by reason of, or in connection with the preparation for a defense of, any investigation, litigation or proceeding arising out of, related to or in connection with this Agreement, the Subsidiary Guarantee, the Pledge Agreement, the Notarial Deed, the Revolving Notes, the Swing Line Note and any other document or instrument delivered in connection with the transactions contemplated hereby, whether or not an Indemnified Person is a party hereto or thereto and whether or not the Effective Date shall have come into existence or any Revolving Loan or Swing Line Loan or Standby Letter of Credit has been made or issued under this Agreement; provided, however, that, and except as specifically limited by the next succeeding proviso, the Borrower shall have no obligation to indemnify or hold harmless any Indemnified Person for liability or expenses to the extent arising out of such Indemnified Person's gross negligence or willful misconduct; and provided, further, and that the Borrower shall have no obligation to indemnify or hold harmless any Indemnified Person for liability or expenses arising out of any investigation, litigation or proceeding instituted by the Borrower against an Indemnified Person if such liability or expenses are attributable to the negligence of such Indemnified Person in the performance of such Indemnified Person's obligations under any Loan Document as finally determined by a court of competent jurisdiction or as mutually agreed upon by such Indemnified Person and the Borrower (it being understood and agreed that nothing contained in this proviso shall have the effect of limiting or otherwise prejudicing any Indemnified Person's right to indemnification hereunder for liability or expenses arising out of any investigation, litigation or proceeding instituted by the Borrower against an Indemnified Person in connection with any action or inaction taken by such Indemnified Person under, pursuant to or in connection with Section 2.3 hereof unless such liability or expenses are attributable to such Indemnified Person's gross negligence or willful misconduct.)

     (c) All amounts payable by the Borrower under this Section 9.10 shall be immediately due upon written request by a Lender or the Agent, as the case may be, for the payment thereof. The obligations of the Borrower under this
Section 9.10 shall survive the payment of the Revolving Notes and the Swing Line Note.

Section 9.11 SET-OFF; SUSPENSION OF PAYMENT AND PERFORMANCE. Each Lender and the Agent is hereby authorized by the Borrower, at any time and from time to time, without notice (a) during any Event of Default, to set off against, and to appropriate and apply to the payment of, the liabilities of the Borrower then due under this Agreement and any other Loan Document any and all liabilities owing by any Lender or the Agent or any of their Affiliates to the Borrower (whether payable in Dollars or any other currency, whether matured or unmatured and, in the case of liabilities that are deposits (including, without limitation, any funds from time to time on deposit in the Borrower Account or other account maintained with any Lender or the Agent Lender, whether general or special, time or demand and however evidenced and whether maintained at a branch or office located within or without the United States), and (b) during any Event of Default, to suspend the payment and performance of such liabilities owing by such Person or its Affiliates and, in the case of liabilities that are deposits, to return as unpaid for insufficient funds any and all checks and other items drawn against such deposits.

Section 9.12 JUDICIAL PROCEEDINGS; WAIVER OF JURY TRIAL. Any judicial proceeding brought against the Borrower with respect to any Credit Agreement Related Claim may be brought in any court of competent jurisdiction in the Commonwealth of Virginia, and, by execution and delivery of this Agreement, the Borrower (a) accepts, generally and unconditionally, the nonexclusive jurisdiction of such courts and any related appellate court and irrevocably agrees to be bound by any judgment rendered thereby in connection with any Credit Agreement Related Claim and (b) irrevocably waives any objection it may now or hereafter have as to the venue of any such proceeding brought in such a court or that such a court is an inconvenient forum. The Borrower hereby waives personal service of process and consents that service of process upon it may be made by certified or registered mail, return receipt requested, at its address specified or determined in accordance with the provisions of
Section 9.6 of this Agreement, and service so made shall be deemed completed on the earlier of (x) the receipt thereof and (y) the fifth (5th) Business Day after such service is deposited in the mail. Nothing herein shall affect the right of any Lender, the Agent or any other Indemnified Person to serve process in any other manner permitted by law or shall limit the right of any Lender, the Agent or any other Indemnified Person to bring proceedings against the Borrower in the courts of any other jurisdiction. Any judicial proceeding by the Borrower against any Lender or the Agent involving any Credit Agreement Related Claim shall be brought only in a court located in the Commonwealth of Virginia. THE BORROWER AND THE LENDERS AND THE AGENT HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING TO WHICH THEY ARE PARTIES INVOLVING ANY CREDIT AGREEMENT RELATED CLAIM.

Section 9.13 INTEGRATION. This Agreement and the Other Loan Documents constitute the entire agreement of the Agent, the Lenders, the Borrower and the Guarantors with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Agent or any Lender relative to the subject matter hereof or thereof not expressly set forth or referred to herein or in the other Loan Documents.

Section 9.14 FURTHER ACTS AND ASSURANCES. The Borrower shall, and shall cause the Guarantors or CACI N.V. to, promptly and duly execute and deliver to a Lender or the Agent, as the case may be, and to such other persons as such Lender or the Agent shall designate, such further instruments and shall take such further action as may be required by law or as such Lender or the Agent may from time to time request in order more effectively to carry out and accomplish the intent and purpose of this Agreement and the other Loan Documents and to establish and protect the rights and remedies created or intended to be created in favor of the Lender hereunder or under any other Loan Document.

Section 9.15 NO FIDUCIARY RELATIONSHIP. The Borrower acknowledges that no provision of this Agreement or in any of the other Loan Documents, and no course of dealing between any Lender or the Agent and the Borrower, the Guarantors or CACI N.V. shall be deemed to create any fiduciary duty by the Agent or any Lender to the Borrower, the Guarantors and CACI N.V.

Section 9.16 SEVERABILITY. The provisions of this Agreement are severable, and if any clause or provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such clause or provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability of such clause or provision in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

Section 9.17 COUNTERPARTS. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each complete set of which, when so executed and delivered by all parties, shall be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 9.18 HEADINGS, BOLD TYPE AND TABLE OF CONTENTS. The section headings, subsection headings, and bold type used herein and the Table of Contents hereto have been inserted for convenience of reference only and do not constitute matters to be considered in interpreting this Agreement.


     IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.

                             BORROWER
                             --------

                                      CACI INTERNATIONAL INC


                                      By:              /s/
                                         ---------------------------------
                                      Name:   James P. Allen
                                      Title:  Executive Vice President,
                                              Chief Financial Officer
                                              and Treasurer



                               AGENT
                               -----

Address:                              NATIONSBANK, N.A.


8300 Greensboro Drive                 By:              /s/
Fifth Floor                              ---------------------------------
McLean, Virginia  22102               Name:   James W. Gaittens
Attention:  Mr. James W. Gaittens     Title:  Senior Vice President
Telephone:  (703) 761-8022
Telecopier: (703) 761-8059



                              LENDERS
                              -------

Address:                              NATIONSBANK, N.A.


8300 Greensboro Drive                 By:              /s/
Fifth Floor                              ---------------------------------
McLean, Virginia  22102               Name:   James W. Gaittens
Attention:  Mr. James W. Gaittens     Title:  Senior Vice President
Telephone:  (703) 761-8022
Telecopier: (703) 761-8059


Address:                              FIRST UNION COMMERCIAL
                                            CORPORATION


1970 Chain Bridge Road                By:              /s/
McLean, Virginia  22102                  ---------------------------------
Attention:  Mr. Richard Schmersal     Name:  Richard M. Schmersal
Telephone:  (703) 760-5318            Title: Vice President
Telecopier: (703) 760-6019


Address:                              MELLON BANK, N.A.


1901 Research Boulevard               By:              /s/
Rockville, Maryland 20850                ---------------------------------
Attention:  Ms. Crissola Kennedy      Name:   J. Michael Troutman
Telephone:  (301) 309-3427            Title:  Vice President
Telecopier: (301) 309-3458


Address:                              CRESTAR BANK


8245 Boone Boulevard                  By:              /s/
Vienna, VA  22182                        ---------------------------------
Attention:  Mr. Mark Swaak            Name:   R. Mark Swaak
Telephone:  (703) 902-9123            Title:  Vice President
Telecopier: (703) 902-9075

                                                               Exhibit C to
                                                 Revolving Credit Agreement



                                   FORM OF
                               REVOLVING NOTE
                               --------------


                               REVOLVING NOTE


U.S.$                                               Dated:  June    , 1998
     ---------------------                                       ---


     FOR VALUE RECEIVED, the undersigned, CACI International Inc, a Delaware
corporation, (the "Borrower"), hereby promises to pay on June    , 2003 (the
                                                              ---
"Maturity Date") to the order of [NATIONSBANK, N.A.] [FIRST UNION COMMERCIAL CORPORATION] [MELLON BANK, N.A.] [CRESTAR BANK] (the "Lender") the principal
amount of the lesser of (x)           MILLION UNITED STATES DOLLARS
                           ----------
($           ) and (y) the aggregate amount of Revolving Loans made by the
  -----------
Lender to the Borrower pursuant to the Agreement (as hereinafter defined) and remaining outstanding on such date. Capitalized terms used (but not defined) in this Revolving Note shall have the meanings given to them in the Agreement (as hereinafter defined).

     The Borrower promises to pay interest from the initial Funding Date of such Revolving Loans until the Maturity Date on the principal amount of this Revolving Note from time to time outstanding at the rate, and in the manner, prescribed in the Agreement. Any principal amount of, or any interest accrued on, this Revolving Note which is not paid on the date due shall bear interest from such due date until paid in full at the Default Rate. In no event shall the rate of interest borne by this Revolving Note at any time exceed the maximum rate of interest permitted at that time under applicable law.


     Payments of the principal amount of and interest on this Revolving Note shall be made in lawful money of the United States of America to the Lending Office of the Agent on behalf of the Lender as provided in the Agreement.

     This Revolving Note is one of the Revolving Notes referred to in the
Revolving Credit Agreement, dated as of June    , 1998 (the "Agreement"),
                                             ---
between the Lender, the other financial institutions from time to time a party thereto, the Borrower and the Agent. The Lender is entitled to the rights and benefits of the Agreement and the other Loan Documents, and the Agent, for the benefit of the Lender, is secured by certain collateral described in the Pledge Agreement and the Notarial Deed and is entitled to the benefits of the Subsidiary Guarantee. The Agreement, among other things, contains provisions for optional and mandatory prepayments on account of the principal of this Revolving Note by the Borrower and for acceleration of the maturity of this Revolving Note upon the terms and conditions therein specified.

     THIS REVOLVING NOTE IS BEING ISSUED IN THE COMMONWEALTH OF VIRGINIA AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF VIRGINIA WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES.


                                    CACI INTERNATIONAL INC


                                    By:              /s/
                                       ---------------------------------
                                    Name:   James P. Allen
                                    Title:  Executive Vice President,
                                            Chief Financial Officer
                                            and Treasurer

ARTICLE I
                                                                    Exhibit E to
                                                Revolving Credit Agreement


                                   FORM OF
                               SWING LINE NOTE
                               ---------------


                               SWING LINE NOTE


U.S.$10,000,000.00                                  Dated:  June    , 1998
                                                                 ---


     FOR VALUE RECEIVED, the undersigned, CACI International Inc, a Delaware
corporation (the "Borrower"), hereby promises to pay on June    , 2003 (the
                                                            ---
"Maturity Date") to the order of NATIONSBANK, N.A. (the "Lender") the principal amount of the lesser of (x) TEN MILLION UNITED STATES DOLLARS ($10,000,000.00) and (y) the aggregate amount of Swing Line Loans made by the Lender to the Borrower pursuant to the Agreement (as hereinafter defined) and remaining outstanding on such date. Capitalized terms used (but not defined) in this Swing Line Note shall have the meanings given to them in the Agreement (as hereinafter defined).

     The Borrower promises to pay interest from the initial Funding Date of such Swing Line Loans until the Maturity Date on the principal amount of this Swing Line Note from time to time outstanding at the rate, and in the manner, prescribed in the Agreement. Any principal amount of, or any interest accrued on, this Swing Line Note which is not paid on the date due shall bear interest from such due date until paid in full at the Default Rate. In no event shall the rate of interest borne by this Swing Line Note at any time exceed the maximum rate of interest permitted at that time under applicable law.

     Payments of the principal amount of and interest on this Swing Line Note shall be made in lawful money of the United States of America to the Lending Office of the Agent on behalf of the Lenders as provided in the Agreement.

     This Swing Line Note is the Swing Line Note referred to in the Revolving
Credit Agreement, dated as of June    , 1998 (the "Agreement"), between the
                                   ---
Lender, the other financial institutions from time to time a party thereto, the Borrower and the Agent. The Lender is entitled to the rights and benefits of the Agreement and the other Loan Documents, and the Agent, for the benefit of the Lender, is secured by certain collateral described in the Pledge Agreement and the Notarial Deed and is entitled to the benefits of the Subsidiary Guarantee. The Agreement, among other things, contains provisions for optional and mandatory prepayments on account of the principal of this Swing Line Note by the Borrower and for acceleration of the maturity of this Swing Line Note upon the terms and conditions therein specified.

     THIS SWING LINE NOTE IS BEING ISSUED IN THE COMMONWEALTH OF VIRGINIA AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF VIRGINIA WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES.


                                    CACI INTERNATIONAL INC


                                    By:              /s/
                                       ---------------------------------
                                    Name:   James P. Allen
                                    Title:  Executive Vice President,
                                            Chief Financial Officer
                                            and Treasurer
                                                                  SCHEDULE I TO
                                           THE REVOLVING CREDIT AGREEMENT


Name of Lender                          Commitment (in Dollars)
--------------                          -----------------------

NationsBank, N.A.                       $50,000,000.00


First Union Commercial Corporation      $30,000,000.00


Mellon Bank, N.A.                       $22,500,000.00


Crestar Bank                            $22,500,000.00
                                                                  Schedule 5.12


                            Foreign Subsidiaries
                            --------------------


1. CACI SYSTEMS AND TECHNOLOGY LTD, a corporation organized under the laws of Ontario, Canada


2. CACI Virgin Islands, Inc., a corporation organized under the laws of the United States Virgin Islands

3.   CACI N.V., a corporation organized under the laws of The Netherlands

4.   CACI Limited, a corporation organized under the laws of the United
     Kingdom

5.   CACI-Dublin Limited, a corporation organized under the laws of Ireland

6.   CACI Nederland B.V., a corporation organized under the laws of The
     Netherlands
                                                                   Schedule 5.5


                                 Litigation
                                 ----------


1. CACI, INC.-FEDERAL is engaged in litigation with the State of Arizona Department of Transportation as more fully described in CACI International Inc.'s Forms 10K and 10Q filed beginning with the fiscal period ended June 30, 1996 and continuing through the fiscal quarter ended March 31, 1998.

2. Various litigation instituted by Pentagen Technologies International, Ltd. against CACI International Inc and certain of its subsidiaries as more fully described in CACI International Inc's Forms 10K and 10Q filed beginning with the fiscal year ended June 30, 1993 and continuing through the fiscal year ended June 30, 1997.

3. On May 18, 1998, Computer Systems and Communications Corporation (CSCC) transmitted a Demand Letter to CACI International Inc (CACI) seeking payment of Fifteen Million Dollars ($15,000,000) in damages allegedly caused by CACI's termination of efforts to acquire substantially all of the assets of CSCC.
                                                                   Schedule 5.6


                                  Defaults
                                  --------


1. Contract No. TI-00115-01 between the State of Arizona Department of Transportation (ADOT) and CACI, INC-FEDERAL (CACI). CACI notified ADOT in November, 1995 that CACI considered ADOT to be in material breach of the contract. ADOT, in turn, notified CACI that ADOT considered the contract terminated for default. The dispute is now in litigation as described in
Schedule 5.5.

2. On May 18, 1998, Computer Systems and Communications Corporation (CSCC) transmitted a demand letter to CACI International Inc (CACI) alleging that CACI had materially breached an alleged contract under which CACI and CSCC allegedly had agreed that CACI would purchase substantially all of the assets of CSCC. Litigation has been threatened, but has not begun.

                                  SCHEDULES
                                  ---------


             Schedule I                       Lender Commitments


             Schedule 5.5                     Litigation


             Schedule 5.6                     Defaults


             Schedule 5.12                    Foreign Subsidiaries


                                  EXHIBITS
                                  --------

             Exhibit A                        Notarial Deed


             Exhibit B                        Pledge Agreement


             Exhibit C                        Form of Revolving Note


             Exhibit D                        Subsidiary Guarantee


             Exhibit E                        Form of Swing Line Note


             Exhibit F                        Form of Backlog Report